As filed with the Securities and Exchange Commission on November 23, 2005.
                                                      Registration No. 333-
-------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             -----------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             -----------------------

                        Selective Insurance Group, Inc.
             (Exact name of registrant as specified in its charter)

          New Jersey                            6331                               22-2168890
(State or other jurisdiction of     (Primary Standard Industrial      (I.R.S. Employer Identification No.)
incorporation or organization)      Classifications Code Number)

                               40 Wantage Avenue
                             Branchville, NJ 07890
                                 (973) 948-3000
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             -----------------------
                             Michael H. Lanza, Esq.
                   Senior Vice President and General Counsel
                        Selective Insurance Group, Inc.
                               40 Wantage Avenue
                             Branchville, NJ 07890
                                 (973) 948-3000
                           (973) 948-0282 (facsimile)

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             -----------------------

                                With a copy to:
                            Richard B. Aftanas, Esq.
                    Skadden, Arps, Slate, Meagher & Flom LLP
                               Four Times Square
                            New York, NY 10036-6522
                                 (212) 735-3000
                           (212) 735-2000 (facsimile)

                             -----------------------

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
      If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|
      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|
      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

                             -----------------------

                                                   CALCULATION OF REGISTRATION FEE
================================================================================================================================
    Title of Each Class of            Amount to Be         Proposed Maximum      Proposed Maximum Aggregate        Amount of
 Securities to Be Registered           Registered         Offering Price Per          Offering Price(1)        Registration Fee
                                                               Unit(1)
--------------------------------------------------------------------------------------------------------------------------------
6.70% Senior Notes due 2035          $100,000,000               100%                   $100,000,000                $11,770
================================================================================================================================

(1)   Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities
      Act of 1933, as amended.

                             -----------------------

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

[flag]
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 23, 2005

PROSPECTUS

                               [Graphic Omitted]

                        Selective Insurance Group, Inc.

                               Offer to Exchange
 $100,000,000 aggregate principal amount of 6.70% Senior Notes due 2035
                            (CUSIP No. 816300 AE 7)
                                      for
 $100,000,000 aggregate principal amount of 6.70% Senior Notes due 2035
                              (CUSIP No.      )
           that have been registered under the Securities Act of 1933

                  The exchange offer will expire at 5:00 p.m.,
                   New York City time, on , unless extended.

                             -----------------------

Terms of the exchange offer:

o The exchange notes are being registered with the Securities and Exchange Commission and are being offered in exchange for the original notes that were previously issued in an offering exempt from the Securities and Exchange Commission's registration requirements. The terms of the exchange offer are summarized below and more fully described in this prospectus.

o We will exchange all original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

o You may withdraw tenders of original notes at any time prior to the expiration of the exchange offer.

o The exchange of original notes for exchange notes generally will not be a taxable event for U.S. federal income tax purposes.

o    We will not receive any proceeds from the exchange offer.

o The terms of the exchange notes are substantially identical to the original notes, except that the exchange notes are registered under the Securities Act of 1933 and the transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes.

o The exchange notes will not be listed on any national securities exchange or the Nasdaq Stock Market.

                             -----------------------

         See "Risk Factors" beginning on page 13 to read about important factors you should consider before tendering your original notes.

                             -----------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             -----------------------

               The date of this prospectus is           , 2005.

                               TABLE OF CONTENTS
                                                                          Page
                                                                          ----
Special Note Regarding Forward-Looking Statements..........................ii
Summary.....................................................................1
Risk Factors...............................................................13
Use of Proceeds............................................................25
Ratio of Earnings to Fixed Charges.........................................26
The Exchange Offer.........................................................27
Description of Other Indebtedness..........................................36
Description of the Notes...................................................38
Plan of Distribution.......................................................49
Legal Matters..............................................................50
Experts....................................................................50
Where You Can Find More Information........................................50

                                   ---------

                  You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. This prospectus is an offer to exchange only the notes offered by this prospectus and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of the date of this prospectus.

                                   ---------

                  This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available to security holders without charge upon written or oral request to:

                        Selective Insurance Group, Inc.
                               40 Wantage Avenue
                             Branchville, NJ 07890
                                 (973) 948-3000
                         Attention: Corporate Secretary

                  To obtain timely delivery, security holders must request the information incorporated by reference no later than five business days prior to the expiration date of the exchange offer.

                                   ---------

                  References in this prospectus to "we," "us," "our" and "Selective" refer to Selective Insurance Group, Inc., an insurance holding company incorporated in New Jersey, and its subsidiaries, unless the context otherwise requires.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

                  This prospectus and the information incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. These statements relate to our intentions, beliefs, current expectations and projections regarding our future operations and performance. Such statements are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by words such as "anticipates," "believes," "expects," "will," "should" and "intends" and their negatives. We caution prospective investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in our future performance. Factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, those discussed in "Item 7 --Management's Discussion and Analysis of Financial Condition and Results of Operations" and its section entitled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2004. Those portions of the Annual Report are incorporated by reference into this report. We make forward-looking statements based on currently available information and assume no obligation to update these statements due to changes in underlying factors, new information, future developments, or otherwise.

                  Factors which could cause our actual results to differ materially from those projected, forecasted or estimated by us in forward-looking statements, include, but are not limited to:

         o the frequency and severity of catastrophic events, including, but not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, severe winter weather, fires, explosions and terrorism;

         o adverse economic, market, regulatory, legal or judicial conditions;

         o the concentration of our business in a number of Eastern region states;

         o    the adequacy of our loss reserves;

         o    the adequacy of our loss expense reserves;

         o    the cost and availability of reinsurance;

         o our ability to collect on reinsurance and the solvency of our reinsurers;

         o uncertainties related to insurance premium rate increases and business retention;

         o changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states particularly changes in New Jersey automobile insurance laws and regulations;

         o our ability to maintain favorable ratings from ratings agencies, including A.M. Best Company, Standard & Poor's Ratings Services, Moody's Investor Services and Fitch Ratings;

         o fluctuations in interest rates and the performance of the financial markets;

         o    our entry into new markets and businesses; and

         o other risks and uncertainties we identify in this prospectus and other documents incorporated by reference.

                  We undertake no obligation, other than as may be required under the federal securities laws, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We do not assume responsibility for the accuracy and completeness of the forward-looking statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under "Risk Factors."

                  We caution you that these risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. We cannot predict such new risk factors, nor can we assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied by any forward-looking statements. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                  For these statements, we claim the protection of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act.

                  You should carefully read this prospectus and the documents incorporated by reference in their entirety. They contain information that you should consider when making your investment decision.

                                    SUMMARY

                  The following summary highlights selected information contained or incorporated by reference in this prospectus and does not contain all the information that you should consider before participating in the exchange offer. The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus. You should read the entire prospectus, as well as the information incorporated by reference, before participating in this exchange offer.

                        Selective Insurance Group, Inc.

                  We are a holding company that, through our subsidiaries, offers property and casualty insurance products and diversified insurance services products. Through our six property and casualty insurance subsidiaries, which we refer to collectively as the Insurance Subsidiaries, Selective Insurance Company of America, Selective Way Insurance Company, Selective Insurance Company of New England, Selective Insurance Company of New York, Selective Insurance Company of the Southeast and Selective Insurance Company of South Carolina, we offer primary and alternative market property and casualty insurance for commercial and personal risks. We primarily write business in the following states: Connecticut, Delaware, Georgia, Illinois, Indiana, Iowa, Kentucky, Maryland, Michigan, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Pennsylvania, Rhode Island, South Carolina, Virginia and Wisconsin.

                  We offer a broad range of commercial insurance and alternative risk management products to small and medium-sized businesses and state and local government entities. Our commercial insurance products represented approximately 86% of our net premiums written for the nine month-period ended September 30, 2005. In approximately ten states, we also provide personal insurance products to individuals and families, which represented approximately 14% of our net premiums written for the nine month-period ended September 30, 2005.

                  Since our inception in 1926, we have distributed almost all of our insurance products through non-exclusive independent agents. We have agency agreements with approximately 750 independent insurance agencies. Pursuant to our agency agreements, we pay commissions for the business written with us. The commission structure paid on each policy is disclosed as part of our rate filings made in the states in which we write insurance business. We also pay additional compensation to our independent agents.

                  Our flood insurance, human resource administration outsourcing and managed care ("Diversified Insurance Services") products are sold by: Alta Services LLC, a New Jersey-based managed care company that provides claims handling services to our Insurance Subsidiaries and other insurers, Consumer Health Network Plus, LLC, a New Jersey-based preferred provider organization, Northeast Health Direct, LLC, a New England-based preferred provider organization, and Selective Technical Administrative Resources, Inc., a New Jersey-based third party administrator, Selective HR Solutions, Inc. and its subsidiaries ("SHRS"), a Florida-based human resource administration outsourcing organization, and a division of Selective Insurance Company of America that provides flood insurance and flood claim administration services to homeowners and commercial customers. The flood insurance that we write is 100% reinsured by the federal government.

Corporate Strategy

                  Our corporate strategy is to create profitable growth and long-term shareholder value. Our goal is to establish ourselves as the market of choice for each of the independent agents who distribute our products and services. We intend to achieve this goal by focusing on our customers' needs and tailoring our products and services to meet and exceed those needs.

                  We place a high value on the quality of the independent agents selling our products and services. The strength of our relationships with our agents is the foundation of our success. As insurance counselors, independent agents help their customers determine the coverages and services they need to protect their assets and help us analyze potential exposures to loss.

                  Our agency management specialists (field underwriters) work closely with agents in their offices. This on-site approach, supported by six regional offices and technology links to automated systems, enables a quick response to business opportunities. A parallel program puts claim management specialists (field claim adjustors) in the field working with agents, insureds and claimants.

                  Behind the risk management products and services we offer are a strong underwriting tradition and knowledge of our regional markets. The field and regional staffs are backed by customer-focused strategic business units that quickly develop and market products designed to meet customers' developing needs.

                  Our long-standing service ethic is strengthened by the use of new technology tools. By using Internet technology to remove friction and redundant work from both the sales and service processes, we are significantly increasing both our effectiveness and efficiency. We have created a straight-through processing environment -- empowering agents and employees to spend more time attending to customer needs and less on administrative tasks.

Headquarters

                  Our principal executive offices are located at 40 Wantage Avenue, Branchville, New Jersey 07890. Our telephone number at that address is
(973) 948-3000. Our Web site address is www.selective.com. We do not intend the information on our Web site to constitute part of this prospectus.

                         Summary of the Exchange Offer

                  On November 3, 2005, we completed the private placement of $100,000,000 aggregate principal amount of 6.70% senior notes due 2035. As part of that offering, we entered into a registration rights agreement with Keefe, Bruyette & Woods, Inc., the initial purchaser of the original notes, dated as of November 3, 2005, in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the original notes. Below is a summary of the exchange offer.

Securities offered.................Up to $100,000,000 aggregate principal amount of new 6.70% senior notes due 2035, which have been registered under the Securities Act. The form and terms of these exchange notes are identical in all material respects to those of the original notes except that (i) interest thereon shall accrue from the last date to which interest has been paid on the original notes or, if no such interest has been paid, from November 3, 2005, (ii) provisions relating to an increase in the stated rate of interest thereon upon the occurrence of a registration default shall be eliminated and
                                   (iii) the transfer restrictions, minimum purchase requirements and legends relating to restrictions on ownership and transfer thereof as a result of the issuance of the original notes without registration under the Securities Act shall be eliminated other than requiring transfers in multiples of $1,000.

The exchange offer.................We are offering to exchange up to
                                   $100,000,000 principal amount of our 6.70% senior notes due 2035 that have been registered under the Securities Act for a like principal amount of the original notes outstanding. You may tender original notes only in integral multiples of $1,000 principal amount. We will issue exchange notes as soon as practicable after the expiration of the exchange offer.

                                   In order to be exchanged, an original note must be properly tendered and accepted. All original notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there are $100,000,000 aggregate principal amount of original notes outstanding.

                                   The $100,000,000 aggregate principal amount of our original 6.70% senior notes due 2035 were offered under an indenture dated November 3, 2005.

Expiration date; Tenders...........The exchange offer will expire at 5:00 p.m.,
                                   New York City time, on      ,2005, unless we
                                   extend the exchange offer in our sole and absolute discretion. By tendering your original notes, you represent that:

                                   o  you are neither our "affiliate" (as
                                      defined in Rule 405 under the Securities
                                      Act) nor a broker-dealer tendering
                                      notes acquired directly from us for our
                                      own account;

                                   o  any exchange notes you receive in the
                                      exchange offer are being acquired by you in the ordinary course of business;

                                   o  at the time of commencement of the
                                      exchange offer, neither you nor, to your knowledge, anyone receiving exchange notes from you, has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the original notes or the exchange notes in violation of the Securities Act;

                                   o  if you are not a participating
                                      broker-dealer, you are not engaged in,
                                      and do not intend to engage in, the
                                      distribution, as defined in the
                                      Securities Act, of the original notes or the exchange notes; and

                                   o  if you are a broker-dealer, you will
                                      receive the exchange notes for your own
                                      account in exchange for the original
                                      notes that you acquired as a result of
                                      your market-making or other trading
                                      activities and you will deliver a
                                      prospectus in connection with any resale of the exchange notes that you receive. For further information regarding resales of the exchange notes by participating broker-dealers, see the discussion under the caption "Plan of Distribution."

Accrued interest on the
exchange notes and
original notes.....................The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes or, if no such interest has been paid, from November 3, 2005. If your original notes are accepted for exchange, you will receive interest on the exchange notes and not on the original notes. Any original notes not tendered will remain outstanding and continue to accrue interest according to their terms.

Conditions to the exchange offer...The exchange offer is subject to customary conditions. We may assert or waive these conditions in our sole discretion. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes. See "The Exchange Offer--Conditions to the Exchange Offer" for more information regarding conditions to the exchange offer.

Procedures for tendering
original notes.....................Except as described in the section titled
                                   "The Exchange Offer--Guaranteed Delivery
                                   Procedures," a tendering holder must, on or prior to the expiration date:

                                   o  transmit a properly completed and duly
                                      executed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at the address listed in this prospectus; or

                                   o  if original notes are tendered in
                                      accordance with the book-entry procedures described in this prospectus, the tendering holder must transmit an agent's message to the exchange agent at the address listed in this prospectus. See "The Exchange Offer--Procedures for Tendering."

Special procedures for
beneficial holders.................If you are a beneficial holder of original notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should promptly contact the person in whose name your original notes are registered and instruct that person to tender on your behalf. See "The Exchange Offer--Procedures for Tendering."

Guaranteed delivery procedures.....If you wish to tender your original notes and you cannot deliver your original notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date, you may tender your original notes by following the guaranteed delivery procedures under the heading "The Exchange Offer--Guaranteed Delivery Procedures."


Withdrawal rights..................Tenders may be withdrawn at any time before
                                   5:00 p.m., New York City time, on the
                                   expiration date.

Acceptance of original
notes and delivery of exchange
notes..............................Subject to the conditions stated in the section "The Exchange Offer--Conditions to the Exchange Offer" of this prospectus, we will accept for exchange any and all original notes which are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date. The exchange notes will be delivered as soon as practicable after the expiration date. See "The Exchange Offer--Terms of the Exchange Offer."

Material U.S. federal
tax consequences...................Your exchange of original notes for exchange notes pursuant to the exchange offer
                                   generally will not be a taxable event for U.S. federal income tax purposes.

Regulatory requirements............Following the effectiveness of the registration statement covering the exchange offer with the SEC, no other material federal regulatory requirement must be complied with in connection with this exchange offer.

Exchange agent.....................Wachovia Bank, National Association is
                                   serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are listed under the heading "The Exchange

                                   Offer--Exchange Agent."


Use of proceeds....................We will not receive any proceeds from the issuance of exchange notes in the exchange offer. We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any broker or dealer and certain transfer taxes and will indemnify holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

Resales............................Based on interpretations by the staff of the
                                   SEC as detailed in a series of no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

                                   o  you are acquiring the exchange notes in
                                      the ordinary course of your business;

                                   o you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes; and

                                   o you are neither an affiliate of ours nor a broker-dealer tendering notes acquired directly from us for your own account.

                                   If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the exchange notes:

                                   o  you cannot rely on the applicable
                                      interpretations of the staff of the SEC;
                                      and

                                   o  you must comply with the registration
                                      requirements of the Securities Act in
                                      connection with any resale transaction.


                                   Each broker or dealer that receives exchange notes for its own account in exchange for original notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell, resale, or other transfer of the exchange notes issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the exchange notes.


                                   Furthermore, any broker-dealer that acquired any of its original notes directly from us:

                                   o  may not rely on the applicable
                                      interpretation of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5,
                                      1991), and Shearman & Sterling, SEC
                                      no-action letter (July 2, 1993); and

                                   o must also be named as a selling holder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.


                                   As a condition to participation in the
                                   exchange offer, each holder will be required to represent that it is not our affiliate or a broker-dealer that acquired the original notes directly from us.


Consequences of not exchanging
original notes.....................If you do not exchange your original notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on your original notes. In general, you may offer or sell your original notes only:


                                   o  if they are registered under the
                                      Securities Act and applicable state
                                      securities laws;

                                   o  if they are offered or sold under an
                                      exemption from registration under the
                                      Securities Act and applicable state
                                      securities laws; or

                                   o  if they are offered or sold in a
                                      transaction not subject to the Securities
                                      Act and applicable state securities laws.

                                   Although your original notes will continue to accrue interest, they will retain no rights under the registration rights agreement.

                                   We currently do not intend to register the original notes under the Securities Act. Under some circumstances, holders of the original notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell exchange notes received in the exchange offer, however, may require us to file, and to cause to become effective, a shelf registration statement covering resales of the original notes by these holders. For more information regarding the consequences of not tendering your original notes and our obligations to file a shelf registration statement, see "The Exchange
                                   Offer--Consequences of Exchanging or Failing to Exchange the Original Notes" and "Description of the Notes--Registration Rights Agreement."


Risk factors.......................See "Risk Factors" and the other information in this prospectus for a discussion of
                                   factors you should consider carefully before deciding to invest in the exchange notes.

                   Summary of the Terms of the Exchange Notes

         The following is a summary of the terms of the exchange notes. The form and terms of these exchange notes are identical in all material respects to those of the original notes except that (i) interest thereon shall accrue from the last date to which interest has been paid on the original notes or, if no such interest has been paid, from November 3, 2005, (ii) provisions relating to an increase in the stated rate of interest thereon upon the occurrence of a registration default shall be eliminated and (iii) the transfer restrictions, minimum purchase requirements and legends relating to restrictions on ownership and transfer thereof as a result of the issuance of the original notes without registration under the Securities Act shall be eliminated other than requiring transfers in multiples of $1,000. The exchange notes will evidence the same debt as the original notes and will be governed by the same indenture. When we refer to the terms of "note" or "notes" in this prospectus, we are referring to the original notes and the exchange notes. For a more complete description of the terms of the exchange notes, see "Description of the Notes" in this prospectus.

Issuer.............................Selective Insurance Group, Inc.

Exchange notes offered.............$100,000,000 aggregate principal amount of
                                   6.70% Senior Notes due 2035

Maturity date......................November 1, 2035

Interest payment dates.............May 1 and November 1, commencing on May 1,
                                   2006

Ranking............................The notes will be unsecured senior obligations and will rank equally with our other unsecured senior indebtedness. The notes will be effectively subordinated to any of our future secured indebtedness as to the assets securing such indebtedness. As of September 30, 2005, we had outstanding approximately $240.1 million of unsecured indebtedness, including approximately (1) $115.9 million of senior convertible notes,
                                   (2) $123.4 million of senior notes and (3)
                                   $0.8 million of convertible subordinated debentures. The notes will rank equally with the senior convertible notes and the senior notes. The notes will be senior to the convertible subordinated debentures. As of September 30, 2005, we had no secured indebtedness outstanding.

                                   We are structured as a holding company, and we conduct most of our business operations through our subsidiaries. The notes will be effectively subordinated to all existing and future indebtedness and other liabilities and commitments of our subsidiaries. As of September 30, 2005, our subsidiaries had an aggregate of approximately $278.8 million of liabilities (excluding $2.0 billion of reserves for losses and loss expenses and $808.1 million of unearned premium reserves).

Optional redemption................The notes may not be redeemed at our option or at the option of any noteholder.

Sinking fund.......................There is no provision for a sinking fund.

Governing law......................The notes will be governed by New York law.

Covenants..........................Except for certain limitations on liens on stock of Restricted Subsidiaries (see
                                   "Description of the Notes--Limitation on
                                   Liens on Stock of Restricted Subsidiaries"), the indenture does not contain any provisions restricting us or any of our subsidiaries from incurring, assuming or becoming liable with respect to any indebtedness or other obligations, whether secured or unsecured, or any financial covenants or provisions restricting us or our subsidiaries from paying dividends or making other distributions on capital stock or from purchasing or redeeming capital stock. In addition, we are not required to repurchase, redeem or modify the terms of any of the notes upon a change of control or other event involving us, which may adversely affect the value of the notes.

Listing............................The notes will not be listed on any exchange, PORTAL or any quotation system.

Clearance and settlement...........The notes will be cleared through DTC,
                                   Euroclear Bank S.A./N.V., as operator of the Euroclear system (Euroclear), or Clearstream Banking, S.A. (Clearstream Banking).

            Summary Historical Consolidated Financial and Other Data

                  The following table sets forth our summary historical consolidated financial data. The statement of operations data and balance sheet data as of and for each of the years in the five-year period ended December 31, 2004 have been derived from our audited financial statements. The statements of operations data and balance sheet data as of and for each of the nine-month periods that ended September 30, 2005 and 2004 have been derived from our unaudited financial statements, and in the opinion of management, (i) reflect all adjustments consisting of normal recurring adjustments necessary for a fair presentation of our financial condition and results of operations for the relevant periods and (ii) have been prepared on the same basis as our audited consolidated financial statements. Results for the nine months that ended September 30, 2005 are not necessarily indicative of results of operations for the full fiscal year.


                                           Unaudited
                                       Nine Months Ended
                                         September 30,                               Year Ended December 31,
                                  -------------------------- -----------------------------------------------------------------
                                      2005          2004         2004         2003          2002           2001        2000
                                  -----------   ------------ -----------  -----------   ------------  ------------ -----------
         (In thousands)
Statement of Operations
    Data:
    Net premiums written .......  $ 1,149,801   $ 1,080,963  $ 1,365,148  $ 1,219,159   $ 1,053,487   $   925,420  $   843,604
    Net premiums earned ........    1,054,254       978,366    1,318,390    1,133,070       988,268       883,048      821,265
    Net investment income
      earned ...................       97,864        87,268      120,540      114,748       103,067        96,767       99,495
    Net realized gains .........        9,536         7,131       24,587       12,842         3,294         6,816        4,191
    Diversified Insurance
      Services revenue(1, 2) ...       88,766        78,274      104,396       91,840        80,796        69,626       57,527
    Total revenues .............    1,253,231     1,153,444    1,571,536    1,356,116     1,178,950     1,059,020      986,217
    Underwriting gain (loss)....       48,777        27,147       40,768      (25,252)      (38,743)      (60,638)     (65,122)
    Diversified Insurance
      Services net income (loss)
      from continuing
      operations(1, 2) .........       14,742        10,382       14,170        9,223         5,914          (427)       5,509
    Net income from continuing
      operations(2) ............      107,455        84,730      128,639       66,344        42,138        26,318       26,686
    Loss from discontinued
      operations(2) ............           --            --           --           --          (169)         (625)        (151)
    Net income .................      107,455        84,730      128,639       66,344        41,969        25,693       26,535
    Comprehensive income........       84,216        89,318      134,723       99,362        59,366        24,405       49,166

                                           Unaudited
                                       Nine Months Ended
                                         September 30,                             Year Ended December 31,
                                  -------------------------- ------------------------------------------------------------------
                                      2005          2004         2004         2003          2002           2001        2000
                                  -----------   ------------  -----------  -----------  ------------  ------------ ------------
         (In thousands)
Balance Sheet Data:
    Total cash and investments..  $  3,070,020  $  2,729,904 $  2,841,543 $  2,437,656  $  2,128,779  $  1,820,604 $  1,785,822
    Total assets ...............     4,288,555     3,869,505    3,929,400    3,438,782     3,029,847     2,684,344    2,590,903
    Total liabilities ..........     3,335,183     3,035,282    3,047,382    2,688,998     2,377,745     2,093,184    2,013,106
    Total stockholders' equity..       953,372       834,223      882,018      749,784       652,102       591,160      577,797
    Senior convertible notes....       115,937       115,937      115,937      115,937       115,937            --           --
    Notes payable(3) ...........       123,383        97,500      147,380      121,500       145,500       152,643      159,786
    Convertible subordinated
      debentures ...............           785         1,033        1,033        1,184         1,331         3,790        3,848
    Short-term debt ............            --            --           --           --            --            --           --
                                  ------------  ------------  -----------  -----------  ------------  ------------ ------------
    Total debt .................       240,105       214,470      264,350      238,621       262,768       156,433      163,634


                                                               Unaudited
                                                              Nine Months
                                                                 Ended
                                                             September 30,                     Year Ended December 31,
                                                          -------------------- ------------------------------------------------
                                                            2005       2004     2004       2003       2002     2001     2000
                                                          --------    -------- --------   --------   -------- -------- --------
                                                                                      (In thousands)
Selected Ratios:
---------------------------------------------------------
    Ratio of debt to capitalization .....................   20.1%      20.5%    23.1%      24.1%      28.7%    21.0%    22.1%
    Return on average equity ............................   15.6%      14.3%    15.8%       9.5%       6.8%     4.4%     4.6%
    Yield on investment .................................    4.4%       4.6%     4.7%       5.1%       5.4%     5.4%     5.8%
    Statutory premiums to surplus(4, 5) .................   1.6:1      1.9:1    1.7:1      1.8:1      1.9:1    1.8:1    1.7:1
    Ratio of earnings to fixed charges ..................   10.8x       9.3x    10.5x       5.4x       4.0x     2.4x     2.5x
    Statutory combined ratio(1, 4, 6) ...................   94.2%      95.6%    95.9%     101.5%     103.2%   106.7%   108.2%
    Combined ratio(1, 4, 6) .............................   95.4%      97.2%    96.9%     102.2%     103.9%   106.9%   107.9%

-------------------

(1) Flood business is included in statutory underwriting results in accordance with prescribed statutory accounting practices. On a basis in accordance with GAAP only, flood servicing revenue and expense has been reclassified from underwriting results to Diversified Insurance Services. Prior years have been restated to reflect the exclusion of results from discontinued operations.

(2) See Item 8, "Financial Statements and Supplementary Data," Note 14 to the consolidated financial statements, Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations," the section entitled "Results of Operations" for a discussion of discontinued operations, and Item 8, "Financial Statements and Supplementary Data,"
     Note 11 for components of income (loss), in each case included in our annual report on Form 10-K for the year ended December 31, 2004 incorporated by reference herein.

(3) See Item 8, "Financial Statements and Supplementary Data," Note 8 to the consolidated financial statements, in each case included in our annual report on Form 10-K for the year ended December 31, 2004 incorporated by reference herein, for a discussion of senior convertible notes issued during 2002.

(4) "Combined ratio" means a measure of underwriting profitability determined by dividing the sum of all GAAP expenses (losses, loss expenses, underwriting expenses, and dividends to policyholders) by GAAP net premiums earned for the period. "Ratio of earnings to fixed charges" indicates how many times interest charges have been earned by us on a pretax basis. Since failure to meet interest payments would be a default under the terms of indenture agreements, this coverage ratio measures a margin of safety. "Statutory combined ratio" means a measurement commonly used within the property and casualty insurance industry to measure underwriting profit or loss. It is a combination of an underwriting expense ratio, a loss and loss expense ratio and dividends to policyholders ratio. "Statutory premiums to surplus ratio" means a statutory measure of solvency risk that is calculated by dividing the net statutory premiums written for the year by the ending statutory surplus. For example, a ratio of 1.5:1 means that for every dollar of surplus, we wrote $1.50 in premiums.

(5) Regulatory and rating agencies use the statutory premiums to surplus ratio as a measure of solvency, viewing an increase in the ratio as a possible increase in solvency risk. Management and analysts also view this ratio as a measure of the effective use of capital since, as the ratio increases, revenue per dollar of invested capital increases, indicating the possible opportunity for an increased return.

(6) Changes in both the GAAP and statutory combined ratios are viewed by management and analysts as indicative of changes in the profitability of underwriting operations. A ratio over 100% is indicative of an underwriting loss, and a ratio below 100% is indicative of an underwriting profit.

                                  RISK FACTORS

                  You should carefully consider the following risk factors in addition to the other information included, or incorporated by reference, in this prospectus before investing in the exchange notes. If any of the following risk factors actually occur, our business, financial condition or results of operations could likely suffer which, in turn, could materially and adversely affect the price of the exchange notes.

Risks Relating to the Exchange Offer

You may have difficulty selling the original notes that you do not exchange.

                  If you do not exchange your original notes for exchange notes pursuant to the exchange offer, the original notes you hold will continue to be subject to the existing transfer restrictions. The original notes may not be offered, sold or otherwise transferred, except in compliance with the registration requirements of the Securities Act, pursuant to an exemption from registration under the Securities Act or in a transaction not subject to the registration requirements of the Securities Act, and in compliance with applicable state securities laws. We do not anticipate that we will register the original notes under the Securities Act. After the exchange offer is consummated, the trading market for the remaining untendered original notes may be small and inactive. Consequently, you may find it difficult to sell any original notes you continue to hold because there will be fewer original notes of such series outstanding.

Some noteholders may be required to comply with the registration and prospectus delivery requirements of the Securities Act.

                  If you exchange your original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

                  In addition, a broker-dealer that purchased original notes for its own account as part of market-making or trading activities must deliver a prospectus when it sells the exchange notes it received in the exchange offer. Our obligation to make this prospectus available to broker-dealers is limited. We cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their exchange notes.

Late deliveries of original notes or any other failure to comply with the exchange offer procedures could prevent a holder from exchanging its old notes.

                  Noteholders are responsible for complying with all exchange offer procedures. The issuance of exchange notes in exchange for original notes will only occur upon completion of the procedures described in this prospectus under "The Exchange Offer." Therefore, holders of original notes who wish to exchange them for exchange notes should allow sufficient time for timely completion of the exchange procedure. Neither we nor the exchange agent are obligated to extend the offer or notify you of any failure to follow the proper procedure.

Risks Relating to the Notes

Your right to receive payments on the notes will be effectively subordinated to the rights of any future secured creditors. The notes will be effectively subordinated to any existing and future liabilities of our subsidiaries.

                  The notes represent unsecured obligations for Selective. Accordingly, holders of any future secured indebtedness will have claims that are superior to your claims as holders of the notes to the extent of the value of the assets securing that other indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured indebtedness will have superior claim to those of our assets that constitute their collateral. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that ranks equally in right of payment with the notes, and potentially with all our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness.

                  In addition, we are a holding company and conduct substantially all our operations through our subsidiaries. As a result, holders of the notes are effectively subordinated to the debt and other liabilities of our subsidiaries. Therefore, in the event of the insolvency or liquidation of a subsidiary, following payment by such subsidiary of its liabilities, such subsidiary may not have sufficient remaining assets to make payments to us as a shareholder or otherwise. In the event of a default by a subsidiary under any credit arrangement or other indebtedness, its creditors could accelerate such debt, prior to such subsidiary distributing amounts to us that we could have used to make payments on the notes. In addition, if we caused a subsidiary to pay a dividend to us to make payment on the notes, and such dividend were determined to be a fraudulent transfer, holders of the notes would be required to return the payment to the subsidiary's creditors.

Except for certain limitations on liens of stock of Restricted Subsidiaries, the indenture does not contain restrictive covenants. Therefore, holders of the notes may not be protected in the event we are involved in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction in the future.

                  The indenture under which the notes will be issued may not sufficiently protect holders of notes in the event we are involved in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction. The indenture does not contain:

         o any provision restricting us or any of our subsidiaries from incurring, assuming or being liable with respect to any indebtedness or other obligations, whether secured or unsecured, or from paying dividends or making other distributions on capital stock or from purchasing or redeeming capital stock;

         o any restrictions on the ability of our subsidiaries to issue securities that would be senior to the common stock of the subsidiary held by us;

         o any financial ratios or specified level of net worth to which we or our subsidiaries must adhere;

         o any restrictions on our ability to pledge our assets as collateral or otherwise encumber our assets, except for a limitation on liens on the capital stock of our Restricted Subsidiaries (see "Description of the Notes--Limitation on Liens on Stock of Restricted Subsidiaries"); or

         o any restrictions on our ability to contribute our assets to our subsidiaries.

There is no public market for the exchange notes.

                  The exchange notes are a new issue of securities and there is no existing trading market for the exchange notes. Although the initial purchaser of the original notes has informed us that it intends to make a market in the exchange notes, it has no obligation to do so and may discontinue making a market at any time without notice. Accordingly, we cannot assure you that a liquid market will develop for the exchange notes, that you will be able to sell your exchange notes at a particular time or that the prices that you receive when you sell the exchange notes will be favorable.

                  We do not intend to apply for listing or quotation of the exchange notes on any securities exchange or stock market or for inclusion of the notes in any automated quotation system. The liquidity of any market for the exchange notes will depend on a number of factors, including:

         o    the number of holders of exchange notes;

         o    our operating performance and financial condition;

         o our ability to complete the offer to exchange the original notes for the exchange notes;

         o    the market for similar securities;

         o the interest of securities dealers in making a market in the exchange notes; and

         o    prevailing interest rates.

Risks Relating to Our Business

Catastrophic events can have a significant impact on our financial and operational condition.

                  Results of property and casualty insurers are subject to weather and other conditions. While one year may be relatively free of major weather or other disasters, another year may have numerous such events causing results for such a year to be materially worse than for other years.

                  Our Insurance Subsidiaries have experienced, and are expected in the future to experience, catastrophe losses. It is possible that a catastrophic event or a series of multiple catastrophic events could have a material adverse effect on the operating results and financial condition of the Insurance Subsidiaries, thereby limiting the ability of the Insurance Subsidiaries to pay dividends to us.

                  Various natural and man-made events can cause catastrophes, including, but not limited to hurricanes, tornadoes, windstorms, earthquakes, hail, explosions, severe winter weather and fires. The frequency and severity of these catastrophes are inherently unpredictable. The extent of losses from a catastrophe is determined by the severity of the event and the total amount of insured exposures in the area affected by the event. Although catastrophes can cause losses in a variety of property and casualty lines, most of the catastrophe-related claims of our Insurance Subsidiaries historically have been related to commercial property and homeowners' coverages.

                  Our Insurance Subsidiaries seek to reduce their exposure to catastrophe losses through the purchase of catastrophe reinsurance. Reinsurance may prove inadequate if:

         o a major catastrophic loss exceeds the reinsurance limit or the reinsurers' financial capacity,

         o an Insurance Subsidiary pays a number of smaller catastrophic loss claims, which individually fall below the subsidiary's retention level, or

         o the modeling software used to analyze the Insurance Subsidiaries' risk proves inadequate.

Acts of terrorism could have a significant impact on our financial and operational condition.

                  On November 26, 2002, the Terrorism Risk Insurance Act of 2002, or TRIA, was signed into law. It is currently scheduled to expire on December 31, 2005. TRIA requires sharing the risk of future losses from terrorism between private insurers and the federal government, and is applicable to almost all commercial lines of insurance. Insurance companies with direct commercial insurance exposure in the United States are required to participate in this program. TRIA rescinded all previously approved exclusions for terrorism. Policyholders for non-workers' compensation policies have the option to accept or decline the terrorism coverage we offer in our policies, or negotiate other terms. In 2004, approximately 90% of our commercial non-workers' compensation policyholders purchased terrorism coverage. The terrorism coverage is mandatory for all workers' compensation primary policies. In addition, ten of the twenty primary states in which we write commercial property coverage mandate the coverage of fire following an act of terrorism. These provisions apply to new policies written after enactment of TRIA. A terrorism act has to be certified by the Secretary of Treasury in order to be covered by TRIA. TRIA limits the certified losses to "international terrorism" defined as an act committed on behalf of any foreign person or foreign interest where the damage from the event is in excess of $5 million and the event was not committed in the course of a war declared by the United States. Terrorism acts related to the use of nuclear, biological or chemical weapons are covered by TRIA provided that the Secretary of the Treasury certifies the loss. Each participating insurance company will be responsible for paying out a certain amount in claims (a deductible) before federal assistance becomes available. This deductible is based on a percentage of commercial lines direct earned premiums from the prior calendar year. For losses above an insurer's deductible, the federal government will cover 90%, while the insurer contributes 10%. Although the provisions of TRIA will serve to mitigate our exposure in the event of a large-scale terrorist attack, our deductible is substantial. In addition, it is uncertain whether TRIA will be extended past its current termination date. The characteristics of terrorism risks make their insurability by the private sector alone problematic. Given the demand for terrorism insurance, the cancellation of TRIA without arrangements for addressing terrorism risks could significantly impact the insurance market. We continue to monitor concentrations of risk and have purchased a separate terrorism treaty to supplement our protection to this highly unknown exposure.

Our geographic concentration ties our performance to the economic and regulatory conditions and weather-related events in the Eastern region of the United States.

                  Our property and casualty insurance business is concentrated geographically in the Eastern region of the United States. New Jersey accounted for thirty-seven percent of our total net premiums written for the year ended December 31, 2004. Substantially all of our remaining business is written in other Eastern region jurisdictions (Connecticut, Delaware, District of Columbia, Georgia, Illinois, Indiana, Iowa, Kentucky, Maryland, Michigan, Minnesota, Missouri, New York, North Carolina, Ohio, Pennsylvania, Rhode Island, South Carolina, Virginia and Wisconsin). Unusually severe storms or other natural or man-made disasters that destroy property in these states could adversely affect our operations. Our revenues and profitability are also subject to prevailing economic and regulatory conditions in the states in which we write insurance. Because our business is concentrated in a limited number of geographic markets, we may be exposed to risks of adverse developments that are greater than the risks of having business in a greater number of geographic markets.

We face significant competition from other regional and national insurance companies, agents and from self-insurance.

                  We compete with regional and national insurance companies, including direct writers of insurance coverage. Many of these competitors are larger than we are and have greater financial, technical and operating resources. In addition, most of the insurance agencies that sell our insurance represent more than one insurance company. We face competition within each of these agencies.

                  The property and casualty insurance industry is highly competitive on the basis of both price and service. If our competitors price their products more aggressively, our ability to grow or renew our business and our profitability may be adversely impacted. There are many companies competing for the same insurance customers in the geographic areas in which we operate. The Internet may also emerge as a significant source of new competition, both from existing competitors using their brand name and resources to write business through this distribution channel and from new competitors.

                  We also face competition, primarily in the commercial insurance market, from entities that self-insure their own risks. Many of our customers and potential customers are examining the benefits and risks of self-insuring as an alternative to traditional insurance.

                  A number of new, proposed, potential or enacted legislative or industry developments could further increase competition in the property and casualty insurance industry. These developments include:

         o the Gramm-Leach-Bliley Act, which could result in increased competition from new entrants to the insurance market, including banks and other financial service companies;

         o programs in which state-sponsored entities provide property insurance in catastrophe-prone areas or other alternative market types of coverage; and

         o changing practices caused by the Internet, which has led to greater competition in the insurance business and, in some cases, greater expectations for customer service.

                  New competition from these developments could cause the supply or demand for insurance to change, which could adversely affect our results of operations and financial condition.

Legal actions and regulatory investigations are increasingly common in the insurance business and may result in financial losses and harm our reputation.

                  We face a significant risk of litigation in the ordinary course of operating our businesses, including the risk of class action lawsuits and regulatory actions. In connection with our insurance operations, we may face individual and class action claims alleging inappropriate business practices relating to agency compensation and underwriting practices, claims payments and procedures, product design, disclosure, administration, installment charges, denial or delay of payment of benefits and breaches of fiduciary duties or contractual and extra-contractual obligations to our insureds or claimants against our insureds. The damages claimed in these actions may be very large or indeterminate, including punitive and treble damages. Given the claims made in these cases and the litigation process, it may be difficult and take us a long period of time to disprove the allegations or quantify damages.

                  We could be subject to various state and federal regulatory inquiries, including information requests, subpoenas, and books and records examinations. Recently, the insurance industry has become the focus of increased scrutiny by law enforcement authorities, particularly related to allegations of improper conduct in connection with the payment of and disclosure of commissions, antitrust and unfair trade practices issues, and the sales of financial insurance products that have been inappropriately used by publicly traded companies to remove liabilities from their balance sheets. Due to the adverse impact that such an investigation could have on our reputation and our ability to attract and retain customers and employees, a significant regulatory action against us could have a materially adverse effect on our business, financial condition, and results of operations.

                  One possible result of lawsuits and investigations is that many insurance industry practices and customs may change, including, but not limited to, the manner in which insurance is marketed and distributed through independent insurance agents, who are the primary distributors of our insurance products and services. We cannot predict at this time the effect that any current or future regulatory activity, investigations or litigation will have on our business. Given the current regulatory environment, and the number of our subsidiaries operating in local markets throughout the country, it is possible that we will become subject to governmental inquiries and subpoenas and that lawsuits may be filed against us. Our involvement in any investigations and lawsuits would cause us to incur additional costs and, if we were found to have violated any laws, we could be required to pay fines, damages and other costs, perhaps in material amounts. Our ultimate liability, if any, in connection with these matters and any which may arise in the future, is uncertain and subject to contingencies that are not yet known.

We are heavily regulated in the states in which we operate.

                  We are subject to extensive supervision and regulation in the states in which our Insurance Subsidiaries transact insurance business. The primary purpose of insurance regulation is to protect individual policyholders and not shareholders or other investors. Our business can be adversely affected by regulations affecting property and casualty insurance companies. For example, laws and regulations can lead to mandated reductions in rates to levels that we do not believe are adequate for the risks we insure. Other laws and regulations limit our ability to cancel or refuse to renew policies and require us to offer coverage to all consumers. Changes in laws and regulations, or their interpretations, pertaining to insurance, including workers' compensation, healthcare or managed care, preferred provider organizations, and human resource administration outsourcing organizations may also have an adverse effect on our business. Although the federal government does not directly regulate the insurance industry, federal initiatives, from time to time, can also impact the insurance industry.

                  Proposals intended to control the cost and availability of healthcare services have been debated in the U.S. Congress and state legislatures. Although we neither write health insurance in our managed care business nor assume any healthcare risk, rules affecting healthcare services can affect workers' compensation, commercial and personal automobile, liability, and other insurance that we do write. We cannot determine whether, or in what form, healthcare reform legislation may be adopted by the U.S. Congress or any state legislature. We also cannot determine the nature and effect, if any, that the adoption of healthcare legislation or regulations, or changing interpretations, at the federal or state level would have on us.

                  Examples of regulatory risks include:

         Automobile Insurance Regulation

                  The New Jersey Urban Enterprise Zone, or UEZ, Program requires New Jersey auto insurers, including us, to have a market share in certain urban territories which is in proportion to their statewide market share. Due to mandated urban rate caps, the premiums on these urban policies are typically insufficient to cover losses. While the law was repealed in 1998 to eliminate the rate caps, rate caps are still required through the state's regulatory scheme.

                  We are periodically subject to potential legislation that, if passed, could adversely affect our results of operations. In May 2003, legislation was introduced to allow claimants to file lawsuits for non-economic damages without proving that the injuries sustained had a serious impact on their life. While this legislation ultimately was not passed, in June 2005, the New Jersey Supreme Court rendered a decision which eliminated the serious life impact test in personal injury claims under personal automobile policies under the verbal tort threshold of New Jersey's Automobile Insurance Cost Reduction Act of 1998. As a result, we increased our New Jersey personal automobile reserves in the second quarter of 2005.

                  We are also potentially subject to unfair competition based on uneven application of regulatory requirements by state regulators.

         Workers' Compensation Insurance Regulation

                  Because we voluntarily write workers' compensation insurance, we are required by state law to support the involuntary market. Insurance companies that underwrite voluntary workers' compensation insurance can either directly write involuntary coverage, which is assigned by state regulatory authorities, or participate in a sharing arrangement, where the business is written by a servicing carrier and the profits or losses of that serviced business are shared among the participating insurers. In all states other than New Jersey, where we directly write involuntary coverage, we participate through a sharing arrangement. Historically, this business has been unprofitable; whether written directly or handled through a sharing arrangement. Additionally, we are required to provide workers' compensation benefits for losses arising from acts of terrorism under our workers' compensation policies. The impact of any terrorist act is unpredictable, and the ultimate impact on us will depend upon the nature, extent, location and timing of such an act. Any such impact on us could be material.

         Homeowners Insurance Regulation

                  We are subject to regulatory provisions that are designed to address potential availability and/or affordability problems in the homeowners property insurance marketplace. Involuntary market mechanisms, such as the New Jersey Insurance Underwriting Association (the "New Jersey FAIR Plan"), generally result in assessments to us. The New Jersey FAIR Plan writes fire and extended coverage on homeowners for those individuals unable to secure insurance elsewhere. Insurance companies who voluntarily write homeowners insurance in New Jersey are assessed a portion of any deficit from the New Jersey FAIR Plan based on their share of the voluntary market. Similar involuntary plans exist in most other states where we operate. In addition, ten of the twenty primary states in which we write commercial property coverage mandate the coverage of fire following an act of terrorism.

A change in our market share in New Jersey could adversely impact the results in our private passenger automobile business.

                  New Jersey insurance regulations require New Jersey auto insurers to involuntarily write private passenger automobile insurance for individuals who are unable to obtain insurance in the voluntary market. These policies are priced according to a separate rating scheme, which is established by the assigned risk plan and subject to approval by the New Jersey Department of Banking of Insurance ("DOBI"). The amount of involuntary insurance which an insurer must write in New Jersey depends on the insurer's statewide market share -- the greater the market share the more involuntary coverage the insurer is required to write. The underwriting of involuntary personal automobile insurance in New Jersey has been historically unprofitable.

                  During 2002, the DOBI issued an order exempting State Farm Indemnity Company, which had approximately 17% of the market share for New Jersey private passenger automobile insurance, from the state's "take-all-comers" law, assigned risk program, and UEZ program. As a result of State Farm's exemption from the assigned risk program, in 2003 every other participating insurer's share of the program, including ours, was increased to offset the unapplied State Farm share. In 2004, the DOBI issued an order which will transition State Farm back into the assigned risk and UEZ programs; however, State Farm will not be required to meet its full share of these programs during 2005.

The property and casualty insurance industry is cyclical

                  Historically, the results of the property and casualty insurance industry have been subject to significant fluctuations due to competition, economic conditions, interest rates and other factors. For example, commercial lines premium pricing increased from 2001 to 2004, but it decreased for several years before 2000. Furthermore, the industry's profitability is affected by unpredictable developments, including:

         o    natural and man-made disasters;

         o fluctuations in interest rates and other changes in the investment environment that affect returns on our investments;

         o    inflationary pressures that affect the size of losses;

         o    medical losses; and

         o    judicial decisions that affect insurers' liabilities.

                  The demand for property and casualty insurance, particularly commercial lines, can also vary with the overall level of economic activity.

We are a holding company, and our subsidiaries may be restricted in declaring dividends, and thus we may not have access to the cash that is needed to meet our cash needs.

                  Substantially all of our operations are conducted through our subsidiaries. Restrictions on our subsidiaries' ability to pay dividends or to make other cash payments to us may materially affect our ability to pay principal and interest on our indebtedness and dividends on our common stock.

                  Our subsidiaries are permitted under the terms of our debt agreements to incur indebtedness up to certain levels that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by our subsidiaries to us. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends or other permissible payments to meet our financial needs.

                  The Insurance Subsidiaries' sources of funds consist primarily of premiums, investment income and proceeds from sales and redemption of investments. Such funds are applied primarily to payment of claims, insurance operating expenses, income taxes and the purchase of investments, as well as dividends and other payments.

                  The Insurance Subsidiaries may declare and pay dividends to us only if they are permitted to do so under the insurance regulations of their respective domiciliary state. All of the states in which our Insurance Subsidiaries are domiciled regulate the payment of dividends. Some states, including New Jersey, North Carolina and South Carolina, require that we give notice to the relevant state insurance commissioner prior to our Insurance Subsidiaries declaring any dividends and distributions payable to us. During the notice period, the state insurance commissioner may disallow all or part of the proposed dividend upon determination that (i) the insurer's surplus is not reasonable in relation to its liabilities and adequate to its financial needs and those of its policyholders, or (ii) in the case of New Jersey, if the regulatory authority determines that the insurer is otherwise in a hazardous financial condition.

                  Notwithstanding the foregoing, if insurance regulators otherwise determine that payment of a dividend or any other payment to an affiliate would be detrimental to an Insurance Subsidiary's policyholders or creditors, because of the financial condition of the Insurance Subsidiary or otherwise, the regulators may block dividends or other payments to affiliates that would otherwise be permitted without prior approval.

                  The Diversified Insurance Services subsidiaries may also declare and pay dividends. The potential dividends are restricted only by the operating needs of the subsidiaries, with the exception of our flood insurance operation, which is restricted by the same limitations as our Insurance Subsidiaries noted above. The Diversified Insurance Services subsidiaries' sources of funds consist primarily of fees for services rendered. Such funds are applied primarily to payment of operating expenses as well as dividends and other payments.

Our reserves may not be adequate to cover actual losses and expenses.

                  We are required to maintain loss reserves for our estimated liability for losses and loss expenses associated with reported and unreported claims for each accounting period. From time to time we adjust reserves and, if our reserves are inadequate, we will be required to increase reserves. An increase in reserves: (i) increases losses in the income statement, (ii) reduces net income and stockholders' equity for the period in which the deficiency in reserves is identified, and (iii) could have a material adverse effect on our results of operations, liquidity, financial condition and financial strength ratings. Our estimates of reserve amounts are based on facts and circumstances of which we are aware, including our expectations of the ultimate settlement and claim administration expenses, predictions of future events, trends in claims severity and frequency, and other subjective factors. There is no method for precisely estimating our ultimate liability for settlement and claims.

                  We regularly review our reserving techniques and our overall amount of reserves. We also review:

         o    information regarding each claim for losses;

         o    our loss history and the industry's loss history;

         o legislative enactments, judicial decisions and legal developments regarding damages;

         o    changes in political attitudes; and

         o    trends in general economic conditions, including inflation.

                  We cannot be certain that the reserves we establish are adequate or will be adequate in the future.

Our ability to reduce our exposure to risks depends on the availability and cost of reinsurance.

                  We transfer our risk exposure to other insurance and reinsurance companies through reinsurance arrangements. In these arrangements, another insurer assumes a specified portion of our losses and loss adjustment expenses in exchange for a specified portion of the insurance policy premiums. The availability, amount, and cost of reinsurance depend on market conditions, which may vary significantly. Any decrease in the amount of our reinsurance will increase our risk of loss.

                  We also face credit risk with respect to reinsurance. The inability of any of our reinsurers to meet their financial obligations could materially and adversely affect our operations, as we remain primarily liable to our customers under the policies that we have reinsured.

                  In the Fall of 2005, Hurricanes Katrina, Rita, and Wilma caused significant insured losses in the Southeastern United States for the insurance industry. Many reinsurers have taken reserving actions in response to anticipated claims. We are uncertain what effect these hurricane-related damages will have on the reinsurance industry, but it is conceivable that we will face reduced availability of reinsurance, higher reinsurance premiums, tighter terms and conditions for reinsurance and greater reinsurance credit risk in the future.

Our investments support our operations and provide a significant portion of our revenues and earnings.

                  We, like many other property and casualty insurance companies, depend on income from our investment portfolio for a significant portion of our revenues and earnings. Any significant decline in our investment income as a result of falling interest rates, decreased dividend payment rates or general market conditions would have an adverse effect on our results. Fluctuations in interest rates cause inverse fluctuations in the market value of our debt portfolio. Any significant decline in the market value of our investments would reduce our stockholders' equity and our policyholders' surplus which could impact our ability to write additional premiums. In addition, certain of our notes payable are subject to certain debt-to-capitalization restrictions which could also be impacted by a significant decline in investment values.

We depend on our independent insurance agents.

                  We market and sell almost all of our insurance products through independent, non-exclusive insurance agencies and brokers. Agencies and brokers are not obligated to promote our insurance products, and they may also sell our competitors' insurance products. As a result, our business depends in part on the marketing and sales efforts of these agencies and brokers. As we diversify and expand our business geographically, we may need to expand our network of agencies and brokers to successfully market our products. If these agencies and brokers fail to market our products successfully, our business may be adversely impacted. Also, independent agents may decide to sell their businesses to banks, other insurance agencies or other businesses. Agents with a Selective appointment may decide to buy other agents. Changes in ownership of agencies or expansion of agencies through acquisition could adversely affect an agency's ability to control growth and profitability, thereby adversely affecting our business.

We may be adversely impacted by a change in our ratings.

                  Insurance companies are subject to financial strength ratings produced by external rating agencies. Higher ratings generally indicate financial stability and a strong ability to pay claims. Ratings are assigned by rating agencies to insurers based upon factors relevant to policyholders. Ratings are not recommendations to buy, hold or sell any of our securities.

                  The principal agencies that cover the property and casualty industry are A.M. Best Company ("A.M. Best"), Standard & Poor's Ratings Services ("S&P"), Moody's Investors Service ("Moody's") and Fitch Ratings ("Fitch"). We believe our ability to write insurance business is most influenced by our rating from A.M. Best. We are currently rated "A+" (Superior) by A.M. Best, which is their second highest of fifteen ratings. A significant downgrade from A.M. Best could materially adversely affect the business we write. We believe that ratings from S&P, Moody's or Fitch, although important, have less of an impact on our business. We are currently rated "A" by S&P, "A2" by Moody's and "A+" by Fitch. An unfavorable change in any of these ratings could (i) affect our ability to write new business with customers, some of which are required (under various third-party agreements) to maintain insurance with a carrier that maintains a specified minimum rating; (ii) be an event of default under our current lines of credit, under which we had no outstanding borrowings at September, 30, 2005 or December 31, 2004, 2003 or 2002; (iii) result in an increase in the interest rate charged under those lines of credit; or (iv) make it more expensive for us to access capital markets.

We depend on key personnel.

                  The success of our business is dependent, to a large extent, on our ability to attract and retain key employees, in particular our senior officers, key management, sales, information systems, underwriting, claims, managed care, human resource outsourcing and corporate personnel. Competition to attract and retain key personnel is intense. While we have employment agreements with a number of key managers, in general, we do not have employment contracts with our employees and cannot ensure that we will be able to attract and retain key personnel.

We face risks from technology-related failures.

                  Our businesses are increasingly dependent on computer and Internet-enabled technology. Our inability to anticipate or manage problems with technology associated with scalability, security, functionality or reliability could adversely affect our ability to write business and service accounts and could adversely impact our results of operations and financial conditions.

Emerging claim and coverage issues could adversely affect our business.

                  Unanticipated developments in the law as well as changes in social and environmental conditions could result in unexpected claims for coverage under our insurance contracts. These developments and changes may adversely affect us, perhaps materially. For example, we could be subject to developments that impose additional coverage obligations on us beyond our underwriting intent, or to increases in the number or size of claims to which we are subject. With respect to our casualty coverage, these legal, social and environmental changes may not become apparent until some time after their occurrence. Our exposure to these uncertainties could be exacerbated by the increased willingness of some market participants to dispute insurance contract and policy wordings.

We face risks in the human resource administration outsourcing business.

         Regulatory

                  The operations of SHRS are affected by numerous federal and state laws and regulations relating to employment matters, benefits plans and taxes. In addition, there is an increasing trend for states to require licensing of companies engaged in the professional employee organization business. In performing services for its clients, SHRS assumes some obligations of an employer under these laws and regulations. If these federal or state laws are ultimately applied in a manner unfavorable to SHRS, it could have a material adverse effect on our operations and financial condition. Regulation in the human resource administration outsourcing business is constantly evolving. We are unable to predict what additional government initiatives, if any, affecting SHRS's business may be promulgated in the future. Consequently, we are also unable to predict whether SHRS will be able to adapt to new or modified regulatory requirements or obtain necessary licenses and government approvals.

         Liability for worksite employee payroll and payroll taxes

                  When providing co-employment services, SHRS assumes the obligations to pay the salaries, wages and related benefit costs and payroll taxes of its clients' worksite employees. Clients are required to fund these obligations for us. If clients fail to fund these obligations, and if these obligations are significant, it could have a material adverse effect on our results of operations or financial condition. As a co-employer, SHRS is also responsible for calculating and remitting state unemployment taxes to those states in which its co-employees work.

         Liabilities for client and employee actions

                  SHRS establishes, by contract, a division of responsibility with its client for various personnel management matters, including compliance with and liability under various governmental regulations. Because of this relationship, however, SHRS may be subject to liability for its clients' violations of laws and regulations. Although the agreements with clients generally obligate them to indemnify SHRS for any liability attributable to the conduct of the clients, SHRS may not be able to collect on the contractual indemnification claim. In addition, worksite employees may be deemed to be agents of SHRS subjecting SHRS to liability for the actions of those worksite employees which could have a material adverse effect on our results of operations or financial condition. SHRS maintains professional liability insurance and such other coverages that it believes are reasonable in light of its experiences to date. There can be no assurance, however, that such insurance will be sufficient or available in the future at reasonable cost to protect SHRS from liability which might adversely affect its business, financial condition, or results of operations.

Class action litigation could affect our business practices and financial results.

                  Our industries have been the target of class action litigation in areas including the following:

         o    after-market automobile crash parts;

         o    urban homeowner underwriting practices;

         o    health maintenance organization practices; and

         o    discounting and payment of personal injury protection claims.

                  It is possible that future class action litigation could adversely affect results of our insurance and Diversified Insurance Services businesses and our financial condition.

We face risks in our managed care operations.

         Regulation

                  Our subsidiaries, which comprise our CHN Solutions operations, build medical provider networks and leases networks to insurers, medical management companies, third-party administrators and other medical claim payors. Some states in which CHN Solutions transacts business have licensing and other statutory or regulatory requirements, particularly for medical review services. Some of these requirements apply to medical review of care covered by workers' compensation. Typically, these laws establish minimum standards for qualifications of personnel, confidentiality, internal quality control, and dispute resolution procedures. In addition, some states regulate the operation of managed care provider networks. If additional statutory or regulatory requirements are imposed, CHN Solutions might encounter increased costs of operations.

                  Regulation in the healthcare, automobile personal injury protection and workers' compensation fields is constantly evolving. We are unable to predict what additional government initiatives, if any, affecting CHN Solutions' business may be promulgated in the future. Consequently, we are also unable to predict whether CHN Solutions will be able to adapt to new or modified regulatory requirements or obtain necessary licenses and government approvals.

         Litigation

                  Healthcare providers have become more active in their efforts to minimize the use of certain cost containment techniques and are litigating to prevent application of certain cost containment practices. Their success in these efforts could limit the scope of certain cost containment services that we provide and revenue, accordingly, could decline. Although CHN Solutions does not grant or deny claims for payment of benefits and does not engage in the practice of medicine or deliver medical services, it does make recommendations concerning the appropriateness of providers' medical treatment plans of patients. Consequently, there can be no assurance that CHN Solutions will not be subject to claims for adverse medical consequences, including being joined in suits brought against its customers. Such litigation might adversely affect its business, financial condition, or results of operations. CHN Solutions maintains professional liability insurance and such other coverages that it believes are reasonable in light of its experiences to date. There can be no assurance, however, that such insurance will be sufficient or available in the future at reasonable cost to protect CHN Solutions from liability which might adversely affect its business, financial condition, or results of operations.

         Unionization of medical providers could impact our operations.

                  The lessees of our medical provider network receive medical fee discounts from network providers in exchange for potential patient volume commitments, where permitted under state law, from CHN Solutions' client and payor base. If medical providers, such as physicians, decided to unionize, that might impair CHN Solutions' ability to maintain and grow networks, negotiate fee discount arrangements and lease networks to their customers. These events would have an adverse impact not only on CHN Solutions, but also on our business as a whole because we rely, in part, on provider networks and discounts to manage our claim medical expenses. Those events could also have an adverse effect on our results of operations and financial condition.

                                USE OF PROCEEDS

                  We will not receive any proceeds from the exchange offer. In consideration for issuing the exchange notes, we will receive in exchange the original notes of like principal amount. The original notes surrendered in exchange for exchange notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of exchange notes will not result in any change in our indebtedness. We have agreed to bear the expenses of the exchange offer other than commissions and concessions of any broker or dealer and certain transfer taxes and will indemnify holders of the notes, including any broker-dealers, against certain liabilities under the Securities Act. No underwriter is being used in connection with the exchange offer.

                       RATIO OF EARNINGS TO FIXED CHARGES

                  The table below sets forth our ratio of earnings to fixed charges on a consolidated basis for each of the time periods indicated. This ratio shows the extent to which our business generates enough earnings after the payment of all expenses other than interest to make required interest payments on our debt.


        Unaudited
       Nine Months
          Ended
      September 30                                   Year Ended December 31,
-----------------------------------------------------------------------------------------------------
   2005            2004            2004           2003            2002           2001           2000
--------         -------         -------        -------          ------        -------         ------
  10.8x            9.3x           10.5x           5.4x            4.0x           2.4x           2.5x


                  For the purpose of computing the ratio of earnings to fixed charges, earnings consist of pretax income from continuing operations and fixed charges. Fixed charges consist of interest whether expensed or capitalized, amortization of expenses related to indebtedness and the portion of rental expense that is considered to be representative of the interest factors in our leases.

                               THE EXCHANGE OFFER

Purpose of the Exchange Offer

                  When we sold the original notes on November 3, 2005, we entered into a registration rights agreement with the initial purchaser of the original notes. Under the registration rights agreement, we agreed to file a registration statement regarding the exchange of the original notes for exchange notes which are registered under the Securities Act. We also agreed to use our reasonable best efforts to cause the registration statement to become effective with the SEC and to conduct this exchange offer after the registration statement is declared effective. The registration rights agreement provides that we will be required to pay additional interest to the holders of the original notes if:

         o    the registration statement is not filed by March 3, 2006,

         o the registration statement is not declared effective by May 2, 2006, or

         o the exchange offer has not been consummated within 45 days of being declared effective.

See "Description of the Notes--Registration Rights" for more information on additional interest we will owe if we do not complete the exchange offer within a specified timeline.

                  The exchange offer is not being made to holders of original notes in any jurisdiction where the exchange would not comply with the securities or blue sky laws of such jurisdiction. A copy of the registration rights agreement is being filed as an exhibit to the registration statement of which this prospectus forms a part.

Terms of the Exchange Offer

                  Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange original notes that are properly tendered on or before the expiration date and not withdrawn as permitted below. As used in this prospectus, the term "expiration date" means 5:00 p.m., New York City time, on , 2005. However, if we, in our sole discretion, have extended the period of time for which the exchange offer is open, the term "expiration date" means the latest time and date to which we extend the exchange offer.

                  As of the date of this prospectus, $100,000,000 aggregate principal amount of the original notes is outstanding. The original notes were offered under an indenture dated November 3, 2005. This prospectus, together with the letter of transmittal, is first being sent on or about , 2005 to all holders of original notes known to us. Our obligation to accept original notes for exchange in the exchange offer is subject to the conditions described below under "Conditions to the Exchange Offer." We reserve the right to extend the period of time during which the exchange offer is open. We would then delay acceptance for exchange of any original notes by giving oral or written notice of an extension to the holders of original notes as described below. During any extension period, all original notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any original notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.

                  Original notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple of $1,000.

                  We reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under "--Conditions to the Exchange Offer." We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the original notes as promptly as practicable. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes, file a post-effective amendment to the prospectus and provide notice to the noteholders. If the change is made less than five business days before the expiration of the exchange offer, we will extend the offer so that the noteholders have at least five business days to tender or withdraw. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 a.m., New York City time on that date.

                  Our acceptance of the tender of original notes by a tendering holder will form a binding agreement upon the terms and subject to the conditions provided in this prospectus.

Procedures for Tendering

                  Except as described below, a tendering holder must, on or prior to the expiration date:

         o transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to Wachovia Bank, National Association, as the exchange agent, at the address listed below under the heading "--Exchange Agent;" or

         o if original notes are tendered in accordance with the book-entry procedures listed below, the tendering holder must transmit an agent's message to the exchange agent at the address listed below under the heading "--Exchange Agent."

                  In addition:

         o the exchange agent must receive, on or before the expiration date, certificates for the original notes, if any;

         o a timely confirmation of book-entry transfer of the original notes into the exchange agent's account at the Depository Trust Company, the book-entry transfer facility, along with the letter of transmittal or an agent's message; or

         o the holder must comply with the guaranteed delivery procedures described below.

                  The Depository Trust Company will be referred to as DTC in this prospectus.

                  The term "agent's message" means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.

                  The method of delivery of original notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or original notes to us.

                  If you are a beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC's book-entry transfer facility system may make book-entry delivery of the original notes by causing DTC to transfer the original notes into the exchange agent's account.

                  Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the original notes surrendered for exchange are tendered:

         o by a registered holder of the original notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

         o    for the account of an "eligible institution."

                  If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an "eligible institution." An "eligible institution" is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

                  We will determine in our sole discretion all questions as to the validity, form and eligibility of original notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding.

                  We reserve the right to reject any particular original note not properly tendered, or any acceptance that might, in our judgment or our counsel's judgment, be unlawful. We also reserve the right to waive any conditions of the exchange offer as applicable to all original notes prior to the expiration date. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular original note prior to the expiration date. Our interpretation of the terms and conditions of the exchange offer as to any particular original note either before or after the expiration date, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within a reasonable period of time. None of we, the exchange agent or any other person will be under any duty to give notification of any defect or irregularity in any tender of original notes. Nor will we, the exchange agent or any other person incur any liability for failing to give notification of any defect or irregularity.

                  If the letter of transmittal is signed by a person other than the registered holder of original notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The original notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the original notes must be signed exactly as the name of any registered holder appears on the original notes.

                  If the letter of transmittal or any original notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

                  By tendering, each holder will represent to us that, among other things:

         o the holder is not an affiliate of ours (as defined in Rule 405 under the Securities Act) or a broker-dealer tendering notes acquired directly from us for its own account,

         o the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder, and

         o neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes.

                  In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes.

                  However, any purchaser of original notes who is our "affiliate" (within the meaning of the Securities Act) who intends to participate in the exchange offer for the purpose of distributing the exchange notes or a broker-dealer (within the meaning of the Securities Act) that acquired original notes in a transaction other than as part of its trading or market-making activities and who has arranged or has an understanding with any person to participate in the distribution of the exchange notes: (1) will not be able to rely on the interpretation by the staff of the SEC set forth in the applicable no-action letters; (2) will not be able to tender its original notes in the exchange offer; and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements.

                  Each broker or dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. However, a broker-dealer may be a statutory underwriter. See "Plan of Distribution."

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

                  Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all original notes properly tendered, unless we terminate the exchange offer because of the non-satisfaction of conditions. We will issue the exchange notes as soon as practicable after acceptance of the original notes. See "--Conditions to the Exchange Offer" below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered original notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.

                  For each original note accepted for exchange, the holder of the original note will receive an exchange note having a principal amount equal to that of the surrendered original note. The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes. Accordingly, registered holders of exchange notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid. Original notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of original notes whose original notes are accepted for exchange will not receive any payment for accrued interest on the original notes otherwise payable on any interest payment date, the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the original notes.

                  In all cases, issuance of exchange notes for original notes will be made only after timely receipt by the exchange agent of:

         o certificates for the original notes, or a timely book-entry confirmation of the original notes into the exchange agent's account at the book-entry transfer facility;

         o    a properly completed and duly executed letter of transmittal; and

         o    all other required documents.

                  Unaccepted or non-exchanged original notes will be returned without expense to the tendering holder of the original notes. In the case of original notes tendered by book-entry transfer in accordance with the book-entry procedures described below, the non-exchanged original notes will be returned or recredited promptly.

Book-Entry Transfer

                  The exchange agent will make a request to establish an account for the original notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's systems must make book-entry delivery of original notes by causing DTC to transfer those original notes into the exchange agent's account at DTC in accordance with DTC's procedure for transfer. This participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered original notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant. Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent's message, with any required signature guarantees and any other required documents, must:

         o be transmitted to and received by the exchange agent at the address listed below under "--Exchange Agent" on or prior to the expiration date; or

         o    comply with the guaranteed delivery procedures described below.

Exchanging Book-Entry Notes

                  The exchange agent and the book-entry transfer facility have confirmed that any financial institution that is a participant in the book-entry transfer facility may utilize the book-entry transfer facility Automated Tender Offer Program, or ATOP, procedures to tender original notes. Any participant in the book-entry transfer facility may make book-entry delivery of original notes by causing the book-entry transfer facility to transfer such original notes into the exchange agent's account in accordance with the book-entry transfer facility's ATOP procedures for transfer. However, the exchange for the original notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of original notes into the exchange agent's account, and timely receipt by the exchange agent of an agent's message and any other documents required by the letter of transmittal. The term "agent's message" means a message, transmitted by the book-entry transfer facility and received by the exchange agent and forming part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from a participant tendering original notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

Guaranteed Delivery Procedures

                  If a registered holder of original notes desires to tender the original notes, and the original notes are not immediately available, or time will not permit the holder's original notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

         o    the tender is made through an eligible institution;

         o prior to the expiration date, the exchange agent received from an eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of the letter of transmittal, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery;

                  (1) stating the name and address of the holder of original notes and the amount of original notes tendered;

                  (2)      stating that the tender is being made; and

                  (3) guaranteeing that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

         o the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Withdrawal Rights

                  Tenders of original notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

                  For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated below under "--Exchange Agent" before 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

         o specify the name of the person, referred to as the depositor, having tendered the original notes to be withdrawn;

         o identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of the original notes;

         o in the case of original notes tendered by book-entry transfer, specify the number of the account at the book-entry transfer facility from which the original notes were tendered and specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn original notes and otherwise comply with the procedures of such facility;

         o contain a statement that the holder is withdrawing his election to have the original notes exchanged;

         o be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the original notes register the transfer of the original notes in the name of the person withdrawing the tender; and

         o specify the name in which the original notes are registered, if different from that of the depositor.

                  If certificates for original notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless this holder is an eligible institution. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Any original notes so withdrawn will be deemed not to have been validly tendered for exchange. No exchange notes will be issued unless the original notes so withdrawn are validly re-tendered. Any original notes that have been tendered for exchange, but which are not exchanged for any reason, will be returned to the tendering holder without cost to the holder. In the case of original notes tendered by book-entry transfer, the original notes will be credited to an account maintained with the book-entry transfer facility for the original notes. Properly withdrawn original notes may be re-tendered by following the procedures described under "--Procedures for Tendering" above at any time on or before 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

                  Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes, and may terminate or amend the exchange offer, if at any time prior to the expiration date any of the following events occurs:

         o there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission;

         o a change in applicable law prohibits the consummation of such exchange offer; or

         o any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the original notes or the exchange notes, which in our reasonable judgment in any case makes it inadvisable to proceed with the exchange offer and about which change or development we make a public announcement.

                  All conditions will be deemed satisfied or waived prior to the expiration date, unless we assert them prior to the expiration date. The foregoing conditions to the exchange offer are for our sole benefit and we may prior to the expiration date assert them regardless of the circumstances giving rise to any of these conditions, or we may prior to the expiration date waive them in whole or in part in our reasonable discretion. If we do so, the exchange offer will remain open for at least 5 business days following any waiver of the preceding conditions. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right.

                  In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for any original notes, if at this time any stop order is threatened or in effect relating to the registration statement of which this prospectus constitutes a part. We are required to make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement at the earliest possible moment.

Exchange Agent

                  We have appointed Wachovia Bank, National Association as the exchange agent for the exchange offer. You should direct all executed letters of transmittal to the exchange agent at the address indicated below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:


                                  Delivery To:

                      Wachovia Bank, National Association

          By Hand, Registered or Certified Mail, or Overnight Courier:
                      Wachovia Bank, National Association
                          Bond Department-NC11531525
                       1525 West W. T. Harris Blvd., 3C3
                            Charlotte, NC 28262-8522


                             For Information Call:
                                 (704) 590-7413
                               Attn: Marsha Rice

                           By Facsimile Transmission
                       (for eligible Institutions only):
                                 (704) 590-7628
                               Attn: Marsha Rice


                             Confirm by Telephone:
                                 (704) 590-7413
                               Attn: Marsha Rice


All other questions should be addressed to Selective Insurance Group, Inc., 40 Wantage Avenue, Branchville, New Jersey 07890, Attention: Michael H. Lanza, Esq. If you deliver the letter of transmittal to an address other than any address indicated above or transmit instructions via facsimile other than to any facsimile number indicated above, then your delivery or transmission will not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

                  We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any broker or dealer and will indemnify holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us. We estimate these expenses in the aggregate to be approximately $75,000.

Accounting Treatment

                  We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the exchange notes in accordance with accounting principles generally accepted in the United States of America.

Transfer Taxes

                  Holders who tender their original notes for exchange shall pay transfer taxes, if any, relating to the sale or disposition of such holder's securities, including pursuant to a shelf registration statement.

Consequences of Exchanging or Failing to Exchange the Original Notes

                  Holders of original notes who do not exchange their original notes for exchange notes in the exchange offer will continue to be subject to the provisions in the indenture regarding transfer and exchange of the original notes and the restrictions on transfer of the original notes as described in the legend on the original notes as a consequence of the issuance of the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the original notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Original note holders that do not exchange original notes for exchange notes in the exchange offer will no longer have any registration rights with respect to such notes.

                  Under existing interpretations of the Securities Act by the SEC's staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes would generally be freely transferable by holders after the exchange offer without further registration under the Securities Act, subject to certain representations required to be made by each holder of exchange notes, as set forth below. However, any purchaser of exchange notes who is one of our "affiliates" (as defined in Rule 405 under the Securities Act) or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

         o will not be able to rely on the interpretation of the SEC's staff;

         o will not be able to tender its original notes in the exchange offer; and

         o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements. See "Plan of Distribution."

                  We do not intend to seek our own interpretation regarding the exchange offer and there can be no assurance that the SEC's staff would make a similar determination with respect to the exchange notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.

                       DESCRIPTION OF OTHER INDEBTEDNESS

8.75% Convertible Subordinated Debentures Due 2008

                  On December 29, 1982, we issued convertible subordinated debentures in the principal amount of $25.0 million. The debentures bear interest at a rate of 8.75% per annum, which is payable on the unpaid principal semiannually on January 1 and July 1 in each year to holders of record at 5:00 p.m., New York City time, on the preceding December 15 and June 15, respectively. The debentures are convertible into common stock at an effective conversion price of $7.08 per share. The remaining principal amount of the debentures, including any accrued interest, is due on January 1, 2008.

1.6155% Senior Convertible Notes Due 2032

                  In 2002, we issued $305 million aggregate principal amount of 1.6155% senior convertible notes due September 24, 2032, at a discount of 61.988% resulting in an effective yield of 4.25%. Interest on the convertible notes is payable at a rate of 1.6155% semiannually on March 24 and September 24 in each year to holders of record at 5:00 p.m., New York City time, on the preceding March 9 or September 9, respectively. After that date, cash interest will not be paid on the convertible notes prior to maturity unless contingent cash interest becomes payable. Contingent cash interest becomes payable if the average market price of a convertible note for the applicable five-trading day period equals 120% or more of the sum of the convertible note's issue price, accrued original issue discount and accrued cash interest, if any, for a convertible note to the day immediately preceding the relevant six-month period. The contingent cash interest payable per convertible note in respect of any quarterly period within any six-month period will equal the greater of (a) any regular cash dividends per share paid by us on our common stock during that quarterly period multiplied by the then applicable conversion rate or (b) $0.15 multiplied by 12.9783. The convertible notes will be convertible at the option of the holders, if the conditions for conversion are satisfied, into shares of our common stock at a conversion price of $29.29 per share. The convertible notes have a contingent conversion feature that allows conversion of the convertible notes when the stock price has maintained a 20% premium to the conversion price of $29.29, or $35.15, for 20 of 30 consecutive trading days ending on the last trading day of a calendar quarter. Then, on any business day in the following calendar quarter, the holders may surrender notes for conversion into shares of common stock, or cash at our option. Our Board of Directors at their quarterly meeting on October 26, 2004, voted to waive this contingency, and the convertible notes are now, and will continue to be, convertible into shares of our common stock pursuant to the terms of the indenture. If all the convertible notes were converted, we would be required to issue 3.9 million shares of common stock. The 20% premium trigger is in effect until and including September 30, 2009 and declines approximately 0.11% per calendar quarter thereafter to 10% on the last day of the quarter ending June 30, 2032. Holders may also surrender convertible notes for conversion only during any period in which the credit rating assigned to the convertible notes is "Ba2" or lower by Moody's or "BB+" or lower by S&P, the convertible notes are no longer rated by either Moody's or S&P, or the credit rating assigned to the convertible notes has been suspended or withdrawn by either Moody's or S&P. The convertible notes will cease to be convertible pursuant to this credit rating criteria during any period or periods in which all of the credit ratings are increased above such levels. The convertible notes are redeemable by us in whole or in part, at any time on or after September 24, 2007, at a price equal to the sum of the issue price, plus the call premium, if any, plus accrued original issue discount and accrued and unpaid cash interest, if any, on such convertible notes to the applicable redemption date. The holders of the convertible notes may require us to purchase all or a portion of their convertible notes on either September 24, 2009, 2012, 2017, 2022 or 2027 at stated prices plus accrued cash interest, if any, to the purchase date. The holders may also require us to purchase all or a portion of their convertible notes upon a change in control. We may pay the purchase price in cash or shares of our common stock or in a combination of cash and shares of our common stock.

Notes Payable

                  Between 2000 and 2004, we entered into two note purchase agreements with various lenders for three series of senior notes at interest rates ranging from 7.25% to 8.87%. The aggregate principal amount of these senior notes outstanding is $123.4 million as of September 30, 2005. Each note purchase agreement contains restrictive covenants that limit our ability to declare dividends or incur additional indebtedness in excess of certain debt-to-capitalization ratios. At September 30, 2005, the amount available for dividends to stockholders under said restrictions was $306.7 million for the 8.63% and 8.87% senior notes. After taking into account this offering, we will be in compliance with the debt-to-capitalization ratios under both note purchase agreements.

     The 8.63% and 8.87% Senior Notes

                  On May 4, 2000, we entered into a $30.0 million and a $61.5 million note purchase agreement with various lenders covering the 8.63% and 8.87% senior notes, respectively.

                  Commencing on May 4, 2003, we paid $6.0 million in principal, together with accrued interest thereon, for the 8.63% senior notes. This $6.0 million principal payment is required annually through May 4, 2007. For the 8.87% senior notes, we are required to pay $12.3 million principal amount in each year commencing on May 4, 2006 and ending on May 4, 2010, inclusive, together with accrued interest thereon. The unpaid principal amount of the 8.63% and 8.87% senior notes accrues interest and is payable semiannually on May 4 and November 4 of each year, until the principal is paid in full.

     The 7.25% Senior Notes

                  On November 16, 2004, we sold unsecured senior notes with an annual interest rate of 7.25% and a 2034 maturity date in the aggregate principal amount of $50.0 million. The senior notes were issued under an indenture between us and Wachovia Bank, National Association, as trustee, dated November 16, 2004. The notes were offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to institutional investors that are accredited investors within the meaning of the Securities Act and to non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act. We received $49.6 million in net proceeds from the transaction, which we used for general corporate purposes. In May 2005, we completed an exchange offer in which the privately issued notes were exchanged for publicly registered notes. The terms of the exchange notes are substantially identical to the original notes, except that the exchange notes are registered under the Securities Act and the transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes.

Revolving Lines of Credit

                  As of September 30, 2005, we had revolving lines of credit totaling $45.0 million with State Street Corporation ($20.0 million) and Wachovia Bank, National Association ($25.0 million). As of September 30, 2005, there was no balance outstanding. Interest is determined on a LIBOR, prime rate or money market rate basis at our option.

                            DESCRIPTION OF THE NOTES

                  The exchange notes will be issued under an indenture between us and Wachovia Bank, National Association, as trustee, dated as of November 3, 2005. The indenture contains provisions that define your rights under the notes and governs our obligations under the notes. The indenture provides for the issuance of the notes and sets forth the duties of the trustee. The following description is only a summary of certain provisions of the indenture and the notes, and is qualified in its entirety by reference to the provisions of the indenture and the notes, including the definitions therein of certain terms. A copy of the indenture has been filed as an exhibit to our current report on Form 8-K filed on November 9, 2005.

                  When we refer to "we," "our" or "us" in this section, we refer only to Selective Insurance Group, Inc., not including any of its current or future subsidiaries.

General

                  The exchange notes are limited to $100 million aggregate principal amount. We may, without the consent of the holders, reopen this series of notes and issue additional notes of the series having the same terms as the notes offered hereby (except for the issue date and offering price). Additional notes issued in this manner will be consolidated with, and form a single series with, the previously outstanding notes.

                  Except for certain limitations on liens on stock of Restricted Subsidiaries, as defined below in "--Limitations on Liens on Stock of Restricted Subsidiaries," the indenture does not contain any provisions restricting us or any of our subsidiaries from incurring, assuming or becoming liable with respect to any indebtedness or other obligations, whether secured or unsecured, or from paying dividends or making other distributions on capital stock or from purchasing or redeeming capital stock. The indenture also does not contain any financial covenants or any covenants or other provisions that afford protection to holders of notes in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction except to the extent described under "--Other Terms of the Indenture--Consolidation, Merger and Sale of Assets" below.

                  Ranking. The exchange notes will be unsecured senior obligations and will rank equally with our other unsecured senior indebtedness. As of September 30, 2005, we had outstanding approximately $240.1 million of unsecured indebtedness, including approximately (1) $115.9 million of senior convertible notes, (2) $123.4 million of senior notes and (3) $0.8 million of convertible subordinated debentures. The exchange notes will rank equally with the senior convertible notes and the senior notes. The exchange notes will be senior to the convertible subordinated debentures. As of September 30, 2005, we had no secured indebtedness outstanding.

                  In addition, we are structured as a holding company, and we conduct most of our business operations through our subsidiaries. The exchange notes will be effectively subordinated to all existing and future indebtedness and other liabilities and commitments of our subsidiaries. As of September 30, 2005, our subsidiaries had an aggregate of approximately $278.8 million of liabilities (excluding $2.0 billion of reserves for losses and loss expenses and $808.1 million of unearned premium reserves).

                  Available Information; No Resales of Notes by Us. We file certain reports and other information with the SEC in accordance with the requirements of Sections 13 and 15(d) under the Exchange Act. See "Where You Can Find More Information." In addition, at any time that Sections 13 and 15(d) cease to apply to us, we will file comparable reports and information with the trustee and the SEC, and mail such reports and information to holders of notes at their registered addresses, for so long as any notes remain outstanding. Except as otherwise provided in the indenture, during the two-year period following the issuance of the notes, we will not, and will not permit any of our affiliates to, resell any notes which constitute "restricted securities" under Rule 144 except pursuant to an effective registration statement under the Securities Act.

Interest

                  The exchange notes will accrue interest at the rate of 6.70% per annum (based on a 360-day year of twelve 30-day months) from the last interest payment date on which interest was paid on the original note surrendered in exchange therefor or, if no interest has been paid on such original note, from November 3, 2005; provided, that if an original note is surrendered for exchange on or after a record date for an interest payment date that will occur on or after the date of such exchange and as to which interest will be paid, interest on the exchange note received in exchange therefor will accrue from the date of such interest payment date. Interest on the exchange notes is payable on May 1 and November 1 of each year, commencing May 1, 2006. Interest payments on an interest payment date will be made to the holder in whose name a note is registered at 5:00 p.m., New York City time, on the April 15 or October 15 immediately preceding the interest payment date, whether or not a business day. Except as otherwise specified under "--Payments" below, interest payments will be made by check mailed or delivered to the registered holder at the address appearing in the security register. The trustee initially will act as paying agent for the exchange notes. No additional interest will be paid on original notes tendered and accepted for exchange.

Maturity; Optional Redemption

                  The exchange notes will mature on November 1, 2035, the stated maturity date. The exchange notes will not be redeemable, in whole or in part, at our option or at the option of any noteholder at any time prior to November 1, 2035.

Payments

                  We will pay interest on each exchange note on each interest payment date, and the principal of each exchange note on November 1, 2035 against presentation and surrender of such exchange note by the registered holder thereof at the office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained by us for such a purpose, as the case may be, by wire transfer of immediately available funds, if appropriate written wire transfer instructions are received by the paying agent not less than 15 days prior to the stated maturity date. If those instructions are not so received, the principal will be paid by check against such presentation and surrender.

                  If an interest payment date or the stated maturity date falls on a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close, the required payment due on such date will instead be made on the next business day. No additional interest will accrue as a result of such delayed payment.

                  Prior to presentment of a note for registration of transfer, we, the trustee and any other agent of ours or the trustee may treat the registered holder of each note as the owner of the note for the purpose of receiving payments of principal of and interest on the note and for all other purposes whatsoever.

                  All moneys paid by us to the trustee or a paying agent for the payment of principal of and any interest on the notes that remain unclaimed two years after that principal, premium or interest becomes due and payable will, unless otherwise required by mandatory provisions of applicable escheat, abandoned or unclaimed property law, be repaid to us and the holder of the notes as an unsecured general creditor may thereafter look only to us for payment.

Limitation on Liens on Stock of Restricted Subsidiaries

                  The terms of the notes provide that we and our Restricted Subsidiaries may not incur any indebtedness secured by a lien on the capital stock of a Restricted Subsidiary unless the notes are secured equally and ratably with that indebtedness.

                  For purposes of this covenant:

                  "lien" means any mortgage, deed of trust, pledge, lien, security interest or other encumbrance (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any filing or agreement to give a lien or file a financing statement as a debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property under a lease that is not in the nature of a conditional sale or title retention agreement); and

                  "Restricted Subsidiary" means any subsidiary that is incorporated under the laws of any state of the United States or of the District of Columbia except a subsidiary (a) that has total assets which are less than 20% of our and our consolidated subsidiaries' total assets (including that subsidiary) on the most recent fiscal year-end balance sheets of the subsidiary and our and our consolidated subsidiaries or (b) that, in the judgment of our Board of Directors, as evidenced by a Board resolution, is not material to our and our consolidated subsidiaries' financial condition, taken as a whole. As of the date of this prospectus, Selective Insurance Company of America meets the definition of Restricted Subsidiary.

Limitation on Disposition of Stock of Restricted Subsidiaries

                  As long as any notes are outstanding, we will not issue, sell, transfer or otherwise dispose of any shares of capital stock of any Restricted Subsidiary, or any securities convertible into or exercisable or exchangeable for shares of capital stock of any Restricted Subsidiary, or warrants, rights or options to subscribe for or purchase shares of capital stock of any Restricted Subsidiary, unless such issuance, sale, transfer or other disposition is for at least fair value (as determined by our board of directors or a committee thereof acting in good faith) ("Fair Value") and we will own, directly or indirectly, at least 80% of the capital stock of such Restricted Subsidiary after giving effect to that transaction. Furthermore, we will not permit any Restricted Subsidiary to:

                  (1) merge or consolidate with or into any corporation or other person, unless such merger or consolidation is for at least fair value and (i) such Restricted Subsidiary is the surviving corporation or person, or (ii) at least 80% of the surviving corporation's issued and outstanding voting stock is owned, directly or indirectly, by such Restricted Subsidiary; or

                  (2) lease, sell, assign or transfer all or substantially all of its properties and assets to any corporation or other person (other than to us), unless such lease, sale, assignment or transfer is for at least fair value and at least 80% of the issued and outstanding voting stock of that corporation or other person is owned, directly or indirectly, by such Restricted Subsidiary following such lease, sale or assignment.

                  Notwithstanding the foregoing, we may merge or consolidate any of our other subsidiaries (including our Insurance Subsidiaries) into or with another of our wholly owned subsidiaries and we may sell, transfer or otherwise dispose of our business in accordance with the provisions of "--Other Terms of the Indenture--Consolidation, Merger and Sale of Assets" below. In addition, the foregoing covenant will not prohibit any issuance or disposition of securities by any of our other subsidiaries either (1) to us or any Restricted Subsidiary in accordance with applicable law or (2) if required by law or any regulation or order of any governmental or insurance regulatory authority.

Form, Denomination and Registration

                  The exchange notes will be issued in fully registered form in minimum denominations of $1,000 and integral multiples of $1,000. Except as described below, the exchange notes will initially be represented by one or more global notes, in definitive, fully registered form without interest coupons. The global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co. or another nominee as DTC may designate. All interests in the global notes will be subject to the operations and procedures of DTC, the Euroclear and Clearstream Banking.

DTC

                  DTC has advised us as follows. DTC is:

         o a limited-purpose trust company organized under the laws of the State of New York;

         o    a member of the Federal Reserve System;

         o a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

         o    a "clearing agency" registered pursuant to the provisions of
              Section 17A of the Securities Exchange Act of 1934.

                  DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of transactions between DTC participants through electronic book entry changes in accounts of DTC participants, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and may in the future include certain other organizations, (the "DTC participants"). Indirect access to the DTC system is also available to other banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly, (the "indirect DTC participants").

                  Transfers of ownership or other interests in the notes in DTC may be made only through DTC participants. Indirect DTC participants are required to effect transfers through a DTC participant. DTC has no knowledge of the actual beneficial owners of the notes. DTC's records reflect only the identity of the DTC participants to whose accounts the notes are credited, which may not be the beneficial owners. DTC participants will remain responsible for keeping account of their holdings on behalf of their customers and for forwarding all notices concerning the notes to their customers.

                  So long as DTC, or its nominee, is a registered owner of the global note, payments of principal of and interest on the notes will be made in immediately available funds to DTC. DTC's practice is to credit DTC participants' accounts on the applicable payment date in accordance with their respective holdings shown on its records, unless DTC has reason to believe that it will not receive payment on that date. Payment to DTC is our responsibility. Disbursement of payments to DTC participants will be DTC's responsibility. Disbursement of payments to the beneficial owners will be the responsibility of DTC participants and indirect DTC participants, will be governed by standing instructions and customary practices as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will not be the responsibility of DTC or any other party, subject to any statutory or regulatory requirements as may be in effect from time to time. Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants, and because owners of beneficial interests in the notes holding through DTC will hold interests in the notes through DTC participants or indirect DTC participants, the ability of the owners of beneficial interests to pledge notes to persons or entities that do not participate in DTC, or otherwise take actions with respect to the notes, may be limited.

                  Ownership of interests in the global notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC, the DTC participants and the indirect DTC participants. All interests in a global note, including those held through Euroclear or Clearstream Banking, may be subject to the procedures and requirements of DTC. The laws of some jurisdictions require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in the global note is limited to such extent.

                  According to DTC, the foregoing information with respect to DTC has been provided to the industry for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Euroclear

                  Euroclear has advised us as follows: Euroclear was created in 1968 to hold securities for its participants and to clear and settle transactions between its participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by the Euroclear Operator, under contract with Euroclear Clearance Systems, S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the initial purchaser. Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

                  The Euroclear Operator was granted a banking license by the Belgian Banking and Finance Commission in 2000, authorizing it to carry out banking activities on a global basis. It took over operation of Euroclear from the Brussels, Belgium office of Morgan Guaranty Trust Company of New York on December 31, 2000.

                  Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, or the Terms and Conditions. The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

                  Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by Euroclear.

Clearstream Banking

                  Clearstream Banking has advised us as follows: Clearstream Banking is incorporated under the laws of The Grand Duchy of Luxembourg as a professional depository. Clearstream Banking holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream Banking provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Banking interfaces with domestic markets in several countries. As a professional depository, Clearstream Banking is subject to regulation by the Luxembourg Monetary Institute. Clearstream Banking participants are financial institutions around the world, including securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the initial purchaser. Indirect access to Clearstream Banking is also available to others that clear through or maintain a custodial relationship with a Clearstream Banking participant either directly or indirectly.

                  Distributions with respect to notes held beneficially through Clearstream Banking will be credited to cash accounts of Clearstream Banking participants in accordance with its rules and procedures, to the extent received by Clearstream Banking.

Transfer and Exchange

                  Transfers between DTC participants will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream Banking will be effected in the ordinary way in accordance with their respective rules and operating procedures.

                  Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream Banking participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream Banking, as the case may be, by its respective depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream Banking, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream Banking, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream Banking participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream Banking.

                  DTC has advised us that it will take any action permitted to be taken by a holder of the exchange notes only at the direction of one or more participants to whose account with DTC interests in the exchange notes are credited.

                  Although DTC, Euroclear and Clearstream Banking have agreed to the foregoing procedures to facilitate transfers of interests in the exchange notes among participants in DTC, Euroclear and Clearstream Banking, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Banking or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Other Terms of the Indenture

                  Exchange of Notes. Notes are exchangeable for other notes of a like aggregate principal amount and with like terms and conditions of different authorized denominations. Notes may be presented for exchange or for registration of transfer at the office of a paying agent designated by us for that purpose. We may at any time rescind the designation of a paying agent or approve a change in the location through which any paying agent acts, except that we are required to maintain a paying agent in each place of payment for the notes.

                  Consolidation, Merger and Sale of Assets. Under the indenture, we may not consolidate with or merge into any other entity or sell, convey, transfer or lease all or substantially all of our properties and assets as an entirety to any entity, unless: (1) either (a) we are the continuing corporation or (b) the entity (if other than us) formed by the consolidation or into which we are merged or the entity that acquires all or substantially all of our properties and assets is a corporation, partnership or trust organized and validly existing under the laws of United States, any State or the District of Columbia, and expressly assumes, through a supplemental indenture, payment of the principal of and any premium and interest on all the debt securities and the performance of all of our covenants applicable to the indebtedness; (2) immediately thereafter, no event of default, as defined below, (and no event that, after notice or lapse of time, or both, would become an event of default) has occurred and is continuing; (3) if, as a result of any such consolidation or merger or such conveyance, transfer or lease, our properties or assets would become subject to a mortgage, pledge, lien, security interest or other encumbrance which would not be permitted by the indenture, we or such successor Person, as the case may be, shall secure the notes equally and ratably with (or prior to) all indebtedness secured thereby; and (4) we have delivered to the trustee certificates and opinions stating that the foregoing conditions have been complied with.

                  In the event of any transaction (other than a lease) described above in which we are not the continuing corporation, the successor entity formed or remaining would be substituted for us under the indenture, and we would be discharged from all obligations and covenants under the indenture and the notes.

                  Events of Default. The following are events of default under the indenture with respect to the notes: (1) default in the payment of any interest on any note for 30 days after becoming due; (2) default in the payment of the principal of any note when due; (3) default in the performance of, or breach of, any covenant or warranty applicable to the notes for 60 days after written notice of the failure, requiring us to remedy the same, is given to us by the trustee or to us and the trustee by the holders of 25% in aggregate principal amount of outstanding notes; (4) default under any bond, debenture, note or other evidence of indebtedness or any mortgages, indentures or instruments under which we then have outstanding indebtedness in an aggregate amount of $10 million or more that has not already matured in accordance with its terms, has become due after the expiration of any applicable grace period or has been accelerated and the acceleration has not been rescinded or annulled or the indebtedness has not been discharged within ten days after notice is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding notes; or (5) certain events of bankruptcy, insolvency or reorganization with respect to us occur.

                  If an event of default occurs and is continuing with respect to a series of debt securities, either the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the entire principal amount of all the notes to be immediately due and payable.

                  We are required to furnish the trustee annually a statement by certain of our officers to the effect that, to the best of their knowledge, we are not in default of any of our obligations under the indenture or, if there has been a default, specifying each default.

                  The trustee must, within 90 days after a default, give the holders of the notes notice of the default (the term default to mean the events specified above without grace periods). However, except in the case of a default in the payment of principal, premium or interest, the trustee may withhold notice if it in good faith determines that withholding the notice is in the interest of the holders of the notes.

                  The holders of a majority in outstanding principal amount of the notes have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, and to waive certain defaults. The indenture provides that if an event of default occurs and is continuing, the trustee must exercise such of its rights and powers under the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to those provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the notes unless (i) they have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with the request and
(ii) the trustee in good faith reasonably determines that such exercise would involve the trustee in personal liability for which the security and all other remedies available to the trustee are not sufficient.

                  Satisfaction and Discharge. The indenture provides that we generally will be discharged from our obligations under the notes if we deliver to the trustee for cancellation all outstanding notes or if, within one year prior to or following the notes having become due or payable, (1) we deposit with the trustee, in trust, sufficient funds to pay the principal of, premium, if any, and any interest to stated maturity on the notes, (2) we pay all other sums payable with respect to the notes and (3) certain other conditions are met. Upon discharge, the holders of the notes are no longer entitled to the benefits of the indenture, except for certain rights, including registration of transfer and exchange of the notes and replacement of mutilated, destroyed, lost or stolen debt securities, and may look only to the deposited funds.

                  Such a discharge may be treated as a taxable exchange of the debt securities for an issue of obligations of the trust or a direct interest in the cash and securities held in the trust. In that case, holders of the debt securities would recognize gain or loss as if the trust obligations, or the cash or securities deposited, had actually been received by them in exchange for their debt securities and might be required to include in income a different amount than would be includable in the absence of discharge. Prospective investors are urged to consult their own tax advisors as to the specific consequences of discharge.

                  Full Defeasance. If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the notes. This is called full defeasance. To do so, each of the following must occur:

         o We must deposit in trust for the benefit of all holders of the notes a combination of money and U.S. Government or U.S. Government agency notes or bonds that will, in the opinion of a nationally recognized accounting firm, generate enough cash to make interest, principal and any other payments on the notes we are offering on their various due dates.

         o There must be a change in current U.S. federal tax law or an Internal Revenue Service ruling that lets us make the above deposit without causing you to be taxed on your notes any differently as compared to if we did not make the deposit and just continued to repay the notes ourselves. Under current federal tax law, the deposit and our legal release from the notes would be treated as though we took back your notes and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on your notes.

                  We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above. If we ever did accomplish full defeasance, you would have to rely solely on the trust deposit for payments on your notes. You could not look to us for payment in the event of any shortfall.

                  Covenant Defeasance. Under current U.S. federal tax law, we can make the same type of deposit described above under "--Full Defeasance" and be released from certain restrictive covenants relating to the notes. This is called covenant defeasance. In that event, you would lose the protection of those restrictive covenants. In order to achieve covenant defeasance, we must do both of the following:

         o We must deposit in trust for the benefit of the holders of the notes a combination of money and U.S. Government or U.S. Government agency notes or bonds that will, in the opinion of a nationally recognized accounting firm, generate enough cash to make interest, principal and any other anticipated payments on the notes we are offering on their various due dates.

         o We must deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing you to be taxed on your notes any differently than if we did not make the deposit and just continued to repay the notes ourselves.

                  If we accomplish covenant defeasance with regard to your note, the following provisions of the indenture and the notes would no longer apply: the covenants described under "Limitation on Liens on Stock of Restricted Subsidiaries" and "Limitation on Disposition of Stock of Restricted Subsidiaries", the conditions described in clause (3) of "--Consolidation, Merger and Sales of Assets", covenants to maintain our properties and pay all taxes and claims for labor, material and supplies and our covenant to provide information to holders and prospective purchasers of the notes to permit compliance with Rule 144A in connection with resales of the notes.

                  If we accomplish covenant defeasance, you can still look to us for repayment of your notes in the event of any shortfall in the trust deposit. You should note, however, that if one of the remaining events of default occurred, such as our bankruptcy or insolvency, and your notes became immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

                  Our obligations under the indenture and the notes, other than our obligations under the covenants defeased, will remain in full force and effect. This provision is in addition to the provisions for satisfaction and discharge described above.

                  Modification and Waiver. Certain modifications and amendments of the indenture (which, generally, either benefit or do not affect the holders of outstanding debt securities) may be made by us and the trustee without the consent of holders of the notes. Other modifications and amendments of the indenture require the consent of the holders of more than a majority in principal amount of the outstanding notes. However, no modification or amendment may, without the consent of the holder of each affected outstanding note, (1) change the stated maturity of the principal of, or any installment of principal of or interest on, the note, (2) reduce the principal amount of or any interest on the note, (3) change the place of payment, (4) impair the right to institute suit for the enforcement of any payment on or with respect to the notes on or after its stated maturity or (5) reduce the percentage in principal amount of outstanding debt securities of any series, the consent of the holders of which is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of such indenture or for waiver of certain defaults.

                  The holders of not less than a majority in principal amount of the outstanding notes may on behalf of the holders of all the notes waive compliance by us with certain restrictive provisions of the indenture. The holders of not less than a majority in principal amount of the outstanding notes may on behalf of the holders of all the notes waive any past default under the indenture, except a default in the payment of the principal of or interest, if any, on any note or in respect of a provision which under the indenture cannot be modified or amended without the consent of the holder of each affected outstanding note.

                  Notices. Notices to holders of the notes are given by mail to the addresses of such holders as they appear in the debt security register.

                  Governing Law. The indenture and the notes are to be governed by and construed in accordance with the laws of the State of New York.

                  The Trustee. The trustee is Wachovia Bank, National Association. We have other commercial dealings in the ordinary course of business with Wachovia Bank, National Association, and its affiliates.

Registration Rights

                  The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the registration rights agreement in its entirety because it, and not this description, defines the registration rights of holders of the original notes. A copy of the registration rights agreement is included as an exhibit of which this prospectus forms a part.

                  We entered into a registration rights agreement with the initial purchaser pursuant to which we agreed, for the benefit of the holders of original notes, at our expense, to (1) no later than March 3, 2006, prepare and file a registration statement with the SEC with respect to a registered offer to exchange the notes for exchange notes that will be issued in the same aggregate principal amount as and with terms that will be substantially identical in all material respects to the original notes (except that the exchange notes will not contain terms with respect to the transfer restrictions) and (2) use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act no later than May 2, 2006. Promptly after the exchange offer registration statement being declared effective, we will offer the exchange notes in exchange for surrender of the original notes. If we commence the exchange offer, we will be entitled to consummate the exchange offer 30 days after such commencement (provided that we have accepted all the original notes theretofore validly tendered in accordance with the terms of the exchange offer), unless applicable law requires us to keep the offer open longer. For each original note tendered to us pursuant to the exchange offer and not validly withdrawn by the holder thereof, the holder of such note will receive an exchange note having a principal amount equal to the principal amount of such surrendered note.

                  Based on existing interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes that will be issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by the holders thereof without further compliance with the registration and prospectus delivery provisions of the Securities Act except for certain broker-dealers or affiliates of ours. See "The Exchange Offer--Procedures for Tendering."

                  Each holder (other than certain specified holders) who wishes to exchange its notes for exchange notes in the exchange offer will be required to make certain representations to us. See "The Exchange Offer-- Procedures for Tendering." In addition, in connection with any resales of exchange notes, any broker or dealer who acquired notes for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that such broker or dealer may fulfill its prospectus delivery requirements with respect to the exchange notes (other than a resale of an unsold allotment from the original sale of the notes) with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow a broker or dealer and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of such exchange notes for a period of time following the issuance of the exchange notes.

                  If (1) because of any change in law or in applicable interpretations thereof by the staff of the SEC, we are not permitted to effect the exchange offer, (2) the exchange offer is not consummated by May 2, 2006,
(3) the exchange offer is not consummated within 45 days after the date on which the exchange offer registration statement is declared effective, (4) an initial purchaser so requests with respect to notes not eligible to be exchanged for exchange notes in the exchange offer and held by it following consummation of the exchange offer or (5) any holder (other than a broker or dealer who acquired the original notes for its own account as a result of trading or market-making activities) who is not eligible to participate in the exchange offer or, in the case of any holder (other than a broker or dealer who acquired the original notes for its own account as a result of trading or market-making activities) that participates in the exchange offer, such holder does not receive freely tradeable exchange notes on the date of the exchange and any such holder so requests for any reason other than the failure by such holder to make a timely and valid tender in accordance with the exchange offer, we will be required to: (a) prepare and file with the SEC a shelf registration statement relating to the offer and sale of the notes or the exchange notes, as the case may be, as promptly as practicable (but no later than, in the case of clause (1) above, March 3, 2006 or, in the case of clause (2), (3), (4) or (5) above, 60 days after the filing obligation arises), and thereafter use our reasonable best efforts to cause such shelf registration statement to be declared effective as promptly as practicable (but no later than, in the case of clause (1) above, May 2, 2006 or, in the case of clause (2), (3), (4) or (5) above, 90 days after such filing obligation arises); and (b) use our reasonable best efforts to keep the shelf registration statement continuously effective for a period of two years from the closing date or such shorter period that will terminate when all the notes covered by the shelf registration statement have been sold pursuant thereto or are no longer restricted securities (as defined in Rule 144). We will, in the event of the filing of the shelf registration statement, provide to each holder covered by the shelf registration statement copies of the prospectus that is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective, and take certain other actions as are required to permit unrestricted resales of notes or the exchange notes, as the case may be. A holder that sells such notes or the exchange notes, as the case may be, pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to the purchaser, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification obligations). In addition, each holder of the notes or the exchange notes to be registered under the shelf registration statement will be required to deliver information to be used in connection with the shelf registration statement.

                  If (1) the exchange offer registration statement is not filed with the SEC as described above, (2) the exchange offer registration statement is not declared effective by May 2, 2006, (3) the exchange offer is not consummated within 45 days after the exchange offer registration statement is declared effective, (4) if required, the shelf registration statement is not filed within 60 days after the filing obligation arises, (5) if required, the shelf registration statement is not declared effective within 90 days after the filing obligation arises, or (6) after either the exchange offer registration statement or the shelf registration statement is declared effective, such registration statement or the related prospectus thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of notes or exchange notes for the periods specified and in accordance with the registration rights agreement (each such event referred to in clauses (1) through (6), a registration default, additional interest will accrue on the notes subject to such registration default at a rate per year equal to 0.25% for the first 90-day period after such registration default occurs (from and including the date on which any such registration default occurs to but excluding the date on which all such registration defaults have ceased to be continuing) and 0.50% thereafter of the applicable principal amount of the notes. In each case, such additional interest is payable in addition to any other interest payable from time to time with respect to the notes and the exchange notes.

                              PLAN OF DISTRIBUTION

                  Each broker-dealer that receives exchange notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for resales of exchange notes received in exchange for original notes that had been acquired as a result of market-making or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as it may be amended or supplemented, available to any broker-dealer for use in connection with any such resale. Any broker-dealers required to use this prospectus and any amendments or supplements to this prospectus for resales of the exchange notes must notify us of this fact by checking the box on the letter of transmittal requesting additional copies of these documents.

                  Notwithstanding the foregoing, we are entitled under the registration rights agreement to suspend the use of this prospectus by broker-dealers under specified circumstances. For example, we may suspend the use of this prospectus if:

         o the SEC or any state securities authority requests an amendment or supplement to this prospectus or the related registration statement or additional information;

         o the SEC or any state securities authority issues any stop order suspending the effectiveness of the registration statement or initiates proceedings for that purpose;

         o we receive notification of the suspension of the qualification of the new notes for sale in any jurisdiction or the initiation or threatening of any proceeding for that purpose;

         o    the suspension is required by law; or

         o an event occurs which makes any statement in this prospectus untrue in any material respect or which constitutes an omission to state a material fact in this prospectus.

                  If we suspend the use of this prospectus, the 180-day period referred to above will be extended by a number of days equal to the period of the suspension.

                  We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on those notes or a combination of those methods, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the selling broker-dealer or the purchasers of the new notes. Any broker-dealer that resells exchange notes received by it for its own account under the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                  We will not receive any proceeds from the issuance of exchange notes in the exchange offer. We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any broker or dealer and certain transfer taxes and will indemnify holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

                  Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, will pass upon the validity of the notes offered hereby.

                                    EXPERTS

                  The consolidated financial statements and schedules of Selective Insurance Group, Inc. and subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference in the registration statement (No. 333- ) on Form S-4 in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

                  We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials that we file with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC's Internet Web site at http://www.sec.gov.

                  We are "incorporating by reference" into this prospectus certain information that we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our finances. The documents are:

         o Our annual report on Form 10-K for the year ended December 31, 2004; and

         o Our quarterly reports on Form 10-Q for the periods ending March 31, 2005, June 30, 2005 and September 30, 2005; and

         o Our definitive proxy statement relating to our 2005 annual meeting of stockholders; and

         o Our current reports on Form 8-K dated May 20, 2005, October 31, 2005 and November 9, 2005.

                  All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act from the date of this prospectus to the end of the offering under this prospectus shall also be deemed to be incorporated herein by reference and will automatically update information included in or previously incorporated by reference in this prospectus.

                  You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

                              Corporate Secretary
                        Selective Insurance Group, Inc.
                               40 Wantage Avenue
                         Branchville, New Jersey 07890
                                 (973) 948-3000

                  Exhibits to the filings, however, will not be sent unless those exhibits have specifically been incorporated by reference in that filing.

                  Information contained on our Web site is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

===============================================================================
===============================================================================

                               [Graphic Omitted]

                        Selective Insurance Group, Inc.

                               Offer to Exchange
              Any and All Outstanding 6.70% Senior Notes due 2035
                           Issued on November 3, 2005
                                      for
                          6.70% Senior Notes due 2035
           That Have Been Registered under the Securities Act of 1933

                      -----------------------------------
                                   PROSPECTUS
                      -----------------------------------
                                       , 2005
===============================================================================
===============================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.  Indemnification of Directors and Officers.

                  We are organized under the laws of the State of New Jersey. The New Jersey Business Corporation Act, as amended (the "Act"), provides that a New Jersey corporation has the power generally to indemnify its directors, officers, employees and other agents against expenses and liabilities in connection with any proceeding involving such person by reason of his or her being or having been a corporate agent, other than a proceeding by or in the right of the corporation, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of the corporation, indemnification of directors, officers, employees and other agents against expenses is permitted if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; however, no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the New Jersey Superior Court, or the court in which such proceeding was brought, shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to such indemnification. Expenses incurred by a director, officer, employee or other agent in connection with a proceeding may be, under certain circumstances, paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors. The power to indemnify and advance expenses under the Act does not exclude other rights to which a director, officer, employee or other agent of the corporation may be entitled to under the certificate of incorporation, by-laws, agreement, vote of stockholders, or otherwise; provided that no indemnification is permitted to be made to or on behalf of such person if a judgment or other final adjudication adverse to such person establishes that his or her acts or omissions were in breach of his or her duty of loyalty to the corporation or its shareholders, were not in good faith or involved a violation of the law, or resulted in the receipt by such person of an improper personal benefit.

                  Under the Act, a New Jersey corporation has the power to purchase and maintain insurance on behalf of any director, officer, employee or other agent against any expenses incurred in any proceeding and any liabilities asserted against him or her by reason of his or her being or having been a corporate agent, whether or not the corporation has the power to indemnify him or her against such expenses and liabilities under the Act. All of the foregoing powers of indemnification granted to a New Jersey corporation may be exercised by such corporation notwithstanding the absence of any provision in its certificate of incorporation or by-laws authorizing the exercise of such powers. A New Jersey corporation, however, may provide, with certain limitations, in its certificate of incorporation that a director or officer shall not be personally liable, or shall be liable only to the extent therein provided, to the corporation or its shareholders for damages for breach of a duty owed to the corporation or its shareholders.

                  Reference is made to Sections 14A:3-5 and 14A:2-7(3) of the Act in connection with the above summary of indemnification, insurance and limitation of liability.

                  Section (a) of Article Ninth of our restated certificate of incorporation, as amended, and Section 14 of our By-Laws provide generally that a director shall not be personally liable to us or our stockholders for damages from breach of any duty owed to us or our stockholders, except to the extent such personal liability may not be eliminated or limited under the Act. Such provisions further provide generally that an officer of ours shall not be personally liable to us or our stockholders for damages or breach of any duty owed to us or our stockholders, except to the extent and for the duration of any period of time such personal liability may not be eliminated or limited under the Act.

                  Section (b) of Article Ninth of our restated certificate of incorporation, as amended, and Section 14A of our By-Laws provide generally that each person who was or is made a party to or involved in a pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, or any appeal therein or any inquiry or investigation which could lead to such action, suit or proceeding of us or any constituent corporation absorbed by us in a consolidation or merger, or by reason of his or her having been a director, officer, trustee, employee or agent of another entity serving as such at our request, shall be indemnified and held harmless by us to the fullest extent permitted by the Act, as amended (but, in the case of any amendments, only to the extent such amendment permits us to provide broader indemnification rights than the Act permitted prior to such amendment), from and against any and all reasonable costs, disbursements and attorney's fees, and any and all amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties, incurred or suffered in connection with any such proceeding, and such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of such person's heirs, executors, administrators and assigns; provided, however, that, except as provided above, we shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was specifically authorized by our board of directors. Such provisions of our certificate of incorporation and By-Laws provide, under certain circumstances, for a right to be paid by us the expenses incurred in any proceeding in advance of the final disposition of such proceeding as authorized by our board of directors. Further, we are authorized to purchase and maintain insurance on behalf of any director, officer, employee or agent of ours against any expenses incurred and any liabilities asserted against him/her in any proceeding by reason of such person having been a director, officer, employee or agent, whether or not we would have the power to indemnify such person.

                  Our directors and officers are insured by policies purchased by us against liability and expenses incurred in their capacity as directors or officers.

Item 21.  Exhibits and Financial Statement Schedules.


      Exhibit
       Number
       ------

3.1 Restated Certificate of Incorporation of Selective Insurance Group, Inc., dated August 4, 1977, as amended (incorporated by reference herein to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997, File No. 0-8641).

3.2 The Company's By-Laws, adopted on August 26, 1977, as amended (incorporated by reference herein to Exhibit 3.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 2001, file No. 0-8641).

4.1 The form of Indenture dated December 29, 1982, between Selective Insurance Group, Inc. and Midlantic National Bank, as Trustee, relating to the Company's 8 3/4% Subordinated Convertible Debentures due 2008 (incorporated by reference herein to Exhibit 4.3 to the Company's Registration Statement on Form S-3 No. 2-80881).

4.2 The form of Indenture dated September 24, 2002, between Selective Insurance Group, Inc. and National City Bank, as Trustee, relating to the Company's 1.6155% Senior Convertible Notes due September 24, 2032 (incorporated by reference herein to the Company's Registration Statement on Form S-3 No. 333-101489).

4.3 Indenture, dated as of November 16, 2004, between Selective Insurance Group, Inc. and Wachovia Bank, National Association, as Trustee, relating to the Company's 7.25% Senior Notes due 2034 (incorporated by reference herein to the Company's Current Report on Form 8-K filed November 18, 2004, File No. 0-8641).

4.4 Indenture, dated as of November 3, 2005, between Selective Insurance Group, Inc. and Wachovia Bank, National Association, as Trustee, relating to the Company's 6.70% Senior Notes due 2035 (incorporated by reference herein to the Company's Current Report on Form 8-K filed November 9, 2005, File No. 0-8641).

4.5 Amended and Restated Rights Agreement, dated February 2, 1999, between Selective Insurance Group, Inc., and First Chicago Trust (incorporated by reference herein to the Company's Current Report on Form 8-K filed February 2, 1999, File No. 0-8641).

4.6 Registration Rights Agreement, dated as of November 16, 2004, between Selective Insurance Group, Inc., and Keefe, Bruyette & Woods, Inc. (incorporated by reference herein to the Company's Current Report on Form 8-K filed November 18, 2004, File No. 0-8641).

4.7 Registration Rights Agreement, dated as of November 3, 2005, between Selective Insurance Group, Inc., and Keefe, Bruyette & Woods, Inc. (incorporated by reference herein to the Company's Current Report on Form 8-K filed November 9, 2005, File No. 0-8641).

*5.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the legality of the securities being registered hereby.

*5.2 Opinion of John E. Wisinger, Esq., Corporate Counsel of Selective regarding certain matters of New Jersey law.

*10.1 Selective Insurance Company of America Supplemental Pension Plan, effective January 1, 1989.

10.2 Selective Insurance Company of America Deferred Compensation Plan, effective July 1, 2002 (incorporated by reference herein to Exhibit 99.1 of the Company's Registration Statement on Form S-8, No. 333-97799).

10.3 Selective Insurance Group, Inc. Stock Option Plan II, as amended through October 9, 1997, and related forms of option agreements (incorporated by reference herein to Exhibits 4.1 to the Company's Registration Statement on Form S-8 No. 333-37501).

10.3a The Selective Insurance Group, Inc. Stock Option Plan II, as amended through July 28, 1998 (incorporated by reference herein to Exhibit 10.13a to the Company's Annual Report on Form 10-K for the year ended December 31, 1993, File No. 0-8641).

10.3b The Selective Insurance Group, Inc. Stock Option Plan II, as amended through January 31, 2000 (incorporated by reference herein to Exhibit 10.13b to the Company's Annual Report on Form 10-K for the year ended December 31, 1999, File No. 0-8641).

10.4 The Selective Insurance Group, Inc. Stock Option Plan III (incorporated by reference herein to Exhibit A to the Company's Definitive Proxy Statement for its 2002 Annual Meeting of Stockholders' filed with the Securities and Exchange Commission on April 1, 2002).

10.5 Selective Insurance Group, Inc. 2005 Omnibus Stock Plan (incorporated by reference herein to Appendix A of the Company's Definitive Proxy Statement for its 2005 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 6, 2005).

10.5a Selective Insurance Group, Inc. 2005 Omnibus Stock Plan Amendment (incorporated by reference herein to Exhibit
                      10.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, File No. 0-8641).

10.6 Selective Insurance Group, Inc. 2005 Omnibus Stock Plan Stock Option Agreement (incorporated by reference herein to Exhibit 1 of the Company's Definitive Proxy Statement for its 2005 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 6,
                      2005).

10.7 Selective Insurance Group, Inc. 2005 Omnibus Stock Plan Automatic Director Stock Option Agreement (incorporated by reference herein to Exhibit 2 of the Company's Definitive Proxy Statement for its 2005 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 6, 2005).

10.8 Selective Insurance Group, Inc. 2005 Omnibus Stock Plan Restricted Stock Agreement (incorporated by reference herein to Exhibit 3 of the Company's Definitive Proxy Statement for its 2005 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 6, 2005).

10.9 Selective Insurance Group, Inc. 2005 Omnibus Stock Plan Restricted Stock Agreement (incorporated by reference herein to Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, File No. 0-8641).

10.10 Deferred Compensation Plan for Directors (incorporated by reference herein to Exhibit 10.5 to the Company's Annual Report on Form 10-K for the year ended December 31, 1993, File No. 0-8641).

10.11 The Company's 1987 Employee Stock Purchase Savings Plan (incorporated by reference herein to Exhibit 10.6 to the Company's Annual Report on Form 10-K for the year ended December 31, 1993, File No. 0-8641).

10.11a Amendment, dated May 2, 1997, to the 1987 Employee Stock Purchase Savings Plan in Exhibit 10.6 above (incorporated by reference herein to Exhibit 10.5 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, File No. 0-8641).

10.12 Selective Insurance Group, Inc. Cash Incentive Plan (incorporated by reference herein to Appendix B to the Company's Definitive Proxy Statement for its 2005 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 6, 2005).

10.13 The Selective Insurance Group, Inc. Stock Purchase Plan for Independent Insurance Agents, as amended (incorporated by reference herein to the Company's Post Effective Amendment No. 2 on Form S-3 No. 033-30833).

10.14 The Selective Insurance Group, Inc. Stock Option Plan for Directors, as amended (incorporated by reference herein to Exhibit 4.4 of the Company's Registration Statement on Form S-8 No. 333-10465).

10.15 The Selective Insurance Group, Inc. Stock Compensation Plan for Nonemployee Directors (incorporated by reference herein to Exhibit 4 to the Company's Registration Statement on Form S-8 No. 333-10465).

10.15a The Selective Insurance Group, Inc. Stock Compensation Plan for Nonemployee Directors, as amended (incorporated by reference herein to Exhibit A to the Company's Definitive Proxy Statement for its 2000 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on March 31, 2000).

10.16                 Employment, Termination and Severance Agreements.

10.16a Employment Agreement with Gregory E. Murphy, dated August 1, 1995 (incorporated by reference herein to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995, File No. 0-8641).

10.16a1 Amendment No. 1, dated May 1, 1998, to the Employment Agreement with Gregory E. Murphy (incorporated by reference herein to Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, File No. 0-8641).

10.16a2 Amendment No. 2, dated May 5, 2000, to the Employment Agreement with Gregory E. Murphy (incorporated by reference herein to Exhibit 10.16a to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, File No. 0-8641).

10.16a3 Amendment No. 3, dated August 1, 2001, to the Employment Agreement with Gregory E. Murphy (incorporated by reference herein to Exhibit 10.16a to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, File No. 0-8641).

10.16b Termination Agreement, dated August 1, 1995, between Selective Insurance Company of America and Gregory E. Murphy (incorporated by reference herein to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995, File No. 0-8641).

10.16bl Amendment No. 1, dated December 16, 1998, to the Termination Agreement between Selective Insurance Company of America and Gregory E. Murphy (incorporated by reference herein to Exhibit 10.16t to the Company's Annual Report on Form 10-K for the year ended December 31, 1998, File No. 0-8641).

10.16c Employment Agreement with Jamie Ochiltree, III, dated October 31, 1995 (incorporated by reference herein to Exhibit 10.11f to the Company's Annual Report on Form 10-K for the year ended December 31, 1995, File No. 0-8641).

10.16c1 Amendment No. 1, dated October 31, 1998, to the Employment Agreement with Jamie Ochiltree, III (incorporated by reference herein to Exhibit 10.16r to the Company's Annual Report on Form 10-K for the year ended December 31, 1998, File No. 0-8641).

10.16c2 Amendment No. 2, dated May 5, 2000, to the Employment Agreement with Jamie Ochiltree, III (incorporated by reference herein to Exhibit 10.16b to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, File No. 0-8641).

10.16c3 Amendment No. 3, dated October 31, 2001, to the Employment Agreement with Jamie Ochiltree, III (incorporated by reference herein to Exhibit 10.16c to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, File No. 0-8641).

10.16d Termination Agreement, dated August 1, 1995, between Selective Insurance Company of America and Jamie Ochiltree, III (incorporated by reference herein to Exhibit 10.11j to the Company's Annual Report on Form 10-K for the year ended December 31, 1995, File No. 0-8641).

10.16d1 Amendment No. 1, dated December 16, 1998, to the Termination Agreement between Selective Insurance Company of America and Jamie Ochiltree, III (incorporated by reference herein to Exhibit 10.16v to the Company's Annual Report on Form 10-K for the year ended December 31, 1998, File No. 0-8641).

10.16e Employment Agreement, dated May 2, 1997, between Selective Insurance Company of America and James W. Coleman, Jr. (incorporated by reference herein to Exhibit
                      10.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, File No. 0-8641).

10.16el Amendment No. 1, dated May 5, 2000, to the Employment Agreement with James W. Coleman, Jr. (incorporated by reference herein to Exhibit 10.16c to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, File No. 0-8641).

10.16e2 Amendment No. 2, dated March 1, 2003, to the Employment Agreement with James W. Coleman, Jr. (incorporated by reference herein to Exhibit 10.12e2 to the Company's Annual Report on Form 10-K for the year ended December 31, 2004, File No. 000-08641).

10.16f Termination Agreement, dated May 2, 1997, between Selective Insurance Company of America and James W. Coleman, Jr. (incorporated by reference herein to Exhibit
                      10.4 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, File No. 0-8641).

10.16f1 Amendment No. 1, dated December 16, 1998, to the Termination Agreement between Selective Insurance Company of America and James W. Coleman, Jr. (incorporated by reference herein to Exhibit 10.16w to the Company's Annual Report on Form 10-K for the year ended December 31, 1998, File No. 0-8641).

10.16g Termination Agreement, dated September 27, 1999, between Selective Insurance Company of America and Ronald J. Zaleski (incorporated by reference herein to Exhibit 10.16z to the Company's Annual Report on Form 10-K for the year ended December 31, 1999, File No. 0-8641).

10.16h Employment Agreement with Dale A. Thatcher, dated May 5, 2000 (incorporated by reference herein to Exhibit 10.16f to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, File No. 0-8641).

10.16hl Amendment No. 1, dated March 1, 2003, to the Employment Agreement with Dale A. Thatcher (incorporated by reference herein to Exhibit 10.12i1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2004, File No. 000-08641).

10.16i Termination Agreement with Dale A. Thatcher, dated May 5, 2000 (incorporated by reference herein to Exhibit 10.16g to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, File No. 0-8641).

10.16j Employment Agreement with Richard F. Connell, dated August 8, 2000 (incorporated by reference herein to Exhibit 10.16a to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, File No. 0-8641).

10.16jl Amendment No. 1, dated March 1, 2003, to the Employment Agreement with Richard F. Connell (incorporated by reference herein to Exhibit 10.12k1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2004, File No. 000-08641).

10.16k Termination Agreement with Richard F. Connell, dated August 8, 2000 (incorporated by reference herein to Exhibit 10.16b to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, File No. 0-8641).

10.16l Termination agreement with Michael H. Lanza, dated July 27, 2004 (incorporated by reference herein to Exhibit 10.16a to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, File No. 0-8641).

10.17 Form of Note Purchase Agreement dated as of August 1, 1994 with respect to Selective Insurance Group, Inc. 8.77% Senior Notes due August 1, 2005 (incorporated by reference herein to Exhibit 99.2 to the Company's Post-Effective Amendment No. 1 to the Registration Statement on Form S-3, No. 33-30833).

10.18 Promissory Note of $25,000,000 Revolving Line of Credit with State Street Bank and Trust Company (incorporated by reference herein to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, File No. 0-8641).

10.18a Amendment, dated June 30, 1998, to the Promissory Note of $25,000,000 Revolving Line of Credit with State Street Bank and Trust Company in Exhibit 10.16 above (incorporated by reference herein to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, File No. 0-8641).

10.18a1               Amendment, dated November 6, 1998, to the Promissory
                      Note of $25,000,000 Revolving Line of Credit with State Street Bank and Trust Company in Exhibit 10.16 above (incorporated by reference herein to Exhibit 10.24 to the Company's Annual Report on Form 10-K for the year ended December 31, 1998, File No. 0-8641).

10.18a2 Amendment, dated June 30, 2000, to the Promissory Note of $25,000,000 Revolving Line of Credit with State Street Bank and Trust Company in Exhibit 10.16 above (incorporated by reference herein to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, File No. 0-8641).

10.18a3 Amendment, dated June 29, 2001, to the Promissory Note of $25,000,000 Revolving Line of Credit with State Street Bank and Trust Company in Exhibit 10.16 above (incorporated by reference herein to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, File No. 0-8641).

10.18a4 Amendment, dated June 30, 2003, to the Promissory Note of $20,000,000 Line of Credit with State Street Bank and Trust Company with respect to Selective Insurance Company of America and Selective Insurance Group, Inc. (incorporated by reference herein to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, File No. 0-8641).

10.18a5 Amendment, dated June 28, 2004, to the Promissory Note of $20,000,000 Line of Credit with State Street Bank and Trust Company with respect to Selective Insurance Company of America and Selective Insurance Group, Inc. (incorporated by reference herein to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, File No. 0-8641).

10.18a6 Amendment, dated June 27, 2005, to the Promissory Note of $20,000,000 Line of Credit with State Street Bank and Trust Company with respect to Selective Insurance Company of America and Selective Insurance Group, Inc. (incorporated by reference herein to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, File No. 0-8641).

10.19 Commercial Loan Note of $25,000,000 Line of Credit with First Union National Bank as of October 22, 1999 (incorporated by reference herein to Exhibit 10.28 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, File No. 0-8641).

10.19a Fifth amendment, dated June 28, 2002, effective through June 27, 2003, to the $25,000,000 Line of Credit Agreement dated October 22, 1999, between Wachovia Bank, National Association (formerly known as First Union National Bank) and Selective Insurance Group, Inc. and Selective Insurance Company of America (incorporated by reference herein to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, File No. 0-8641).

10.19al Seventh amendment, dated June 27, 2003, effective through June 26, 2004, to the $25,000,000 Line of Credit Agreement dated October 22, 1999, between Wachovia Bank, National Association and Selective Insurance Group, Inc. and Selective Insurance Company of America (incorporated by reference herein to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, File No. 0-8641).

10.19a2 Eighth amendment, dated June 25, 2004, effective through June 24, 2005, to the $25,000,000 Line of Credit Agreement dated October 22, 1999, between Wachovia Bank, National Association and Selective Insurance Group, Inc. and Selective Insurance Company of America (incorporated by reference herein to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, File No. 0-8641).

10.19a3 Ninth amendment, dated June 24, 2005, effective through June 23, 2006, to the $25,000,000 Line of Credit Agreement dated October 22, 1999, between Wachovia Bank, National Association and Selective Insurance Group, Inc. and Selective Insurance Company of America (incorporated by reference herein to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, File No. 0-8641).

*12.1 Statement re: computation of ratio of earnings to fixed charges.

21                    Subsidiaries of Selective Insurance Group, Inc.
                      (incorporated by reference herein to Exhibit 21 to the Company's Annual Report on Form 10-K for the year ended December 31, 2004, File No. 000-08641).

*23.1                 Consent of KPMG LLP.

*23.2                 Consent of Skadden, Arps, Slate, Meagher & Flom LLP
                      (included in Exhibit 5).

*24.1                 Power of Attorney of Paul D. Bauer.

*24.2                 Power of Attorney of A. David Brown.

*24.3                 Power of Attorney of C. Edward Herder.

*24.4                 Power of Attorney of William M. Kearns, Jr.

*24.5                 Power of Attorney of Joan M. Lamm-Tennant.

*24.6                 Power of Attorney of S. Griffin McClellan III.

*24.7                 Power of Attorney of Ronald L. O'Kelley.

*24.8                 Power of Attorney of John F. Rockart.

*24.9                 Power of Attorney of William M. Rue.

*24.10                Power of Attorney of J. Brian Thebault.

*25 Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of Wachovia Bank.

*99.1                 Form of Letter of Transmittal.

*99.2                 Form of Notice of Guaranteed Delivery.

*99.3                 Form of Letter to Clients.

*99.4 Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

*  Filed herewith.

Item 22.  Undertakings.

     (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, or the Securities Act.

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person, if any, of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such requests, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Branchville, State of New Jersey, on the 23rd day of November, 2005.

                                      SELECTIVE INSURANCE GROUP, INC.


                                      By:    /s/ Gregory E. Murphy
                                          -------------------------------
                                          Name:   Gregory E. Murphy
                                          Title:  Chairman, President and Chief
                                                  Executive Officer


                  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


                Signature                                 Title                        Date
                ---------                                 -----                        ----

         /s/ Gregory E. Murphy               Chairman, President and Chief         November 23, 2005
         ------------------------            Executive Officer
         Gregory E. Murphy                   (Principal executive officer)


         /s/ Dale A. Thatcher                Executive Vice President,             November 23, 2005
         ------------------------            Chief Financial Officer
         Dale A. Thatcher                    (Principal financial officer and
                                             principal accounting officer)


           *                                 Director                              November 23, 2005
         ------------------------
         Paul D. Bauer


           *                                 Director                              November 23, 2005
         ------------------------
         A. David Brown


           *                                 Director                              November 23, 2005
         ------------------------
         C. Edward Herder


           *                                 Director                              November 23, 2005
         ------------------------
         William M. Kearns, Jr.


           *                                 Director                              November 23, 2005
         ------------------------
         Joan M. Lamm-Tennant


           *                                 Director                              November 23, 2005
         ------------------------
         S. Griffin McClellan III


           *                                 Director                              November 23, 2005
         ---------------------
         Ronald L. O'Kelley


           *                                 Director                              November 23, 2005
         ---------------------
         John F. Rockart


           *                                 Director                              November 23, 2005
         ---------------------
         William M. Rue


           *                                 Director                              November 23, 2005
         ---------------------
         J. Brian Thebault


*By: /s/ Michael H. Lanza
     ---------------------
          Attorney-in-Fact

                                 EXHIBIT INDEX


Exhibit
Number
------
3.1 Restated Certificate of Incorporation of Selective Insurance Group, Inc., dated August 4, 1977, as amended (incorporated by reference herein to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997, File No. 0-8641).

3.2 The Company's By-Laws, adopted on August 26, 1977, as amended (incorporated by reference herein to Exhibit 3.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 2001, file No. 0-8641).

4.1 The form of Indenture dated December 29, 1982, between Selective Insurance Group, Inc. and Midlantic National Bank, as Trustee, relating to the Company's 8 3/4% Subordinated Convertible Debentures due 2008 (incorporated by reference herein to Exhibit 4.3 to the Company's Registration Statement on Form S-3 No. 2-80881).

4.2 The form of Indenture dated September 24, 2002, between Selective Insurance Group, Inc. and National City Bank, as Trustee, relating to the Company's 1.6155% Senior Convertible Notes due September 24, 2032 (incorporated by reference herein to the Company's Registration Statement on Form S-3 No. 333-101489).

4.3 Indenture, dated as of November 16, 2004, between Selective Insurance Group, Inc. and Wachovia Bank, National Association, as Trustee, relating to the Company's 7.25% Senior Notes due 2034 (incorporated by reference herein to the Company's Current Report on Form 8-K filed November 18, 2004, File No. 0-8641).

4.4 Indenture, dated as of November 3, 2005, between Selective Insurance Group, Inc. and Wachovia Bank, National Association, as Trustee, relating to the Company's 6.70% Senior Notes due 2035 (incorporated by reference herein to the Company's Current Report on Form 8-K filed November 9, 2005, File No. 0-8641).

4.5 Amended and Restated Rights Agreement, dated February 2, 1999, between Selective Insurance Group, Inc., and First Chicago Trust (incorporated by reference herein to the Company's Current Report on Form 8-K filed February 2, 1999, File No. 0-8641).

4.6 Registration Rights Agreement, dated as of November 16, 2004, between Selective Insurance Group, Inc., and Keefe, Bruyette & Woods, Inc. (incorporated by reference herein to the Company's Current Report on Form 8-K filed November 18, 2004, File No. 0-8641).

4.7 Registration Rights Agreement, dated as of November 3, 2005, between Selective Insurance Group, Inc., and Keefe, Bruyette & Woods, Inc. (incorporated by reference herein to the Company's Current Report on Form 8-K filed November 9, 2005, File No. 0-8641).

*5.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the legality of the securities being registered hereby.

*5.2 Opinion of John E. Wisinger, Esq., Corporate Counsel of Selective regarding certain matters of New Jersey law.

*10.1 Selective Insurance Company of America Supplemental Pension Plan, effective January 1, 1989.

10.2 Selective Insurance Company of America Deferred Compensation Plan, effective July 1, 2002 (incorporated by reference herein to Exhibit 99.1 of the Company's Registration Statement on Form S-8, No. 333-97799).

10.3 Selective Insurance Group, Inc. Stock Option Plan II, as amended through October 9, 1997, and related forms of option agreements (incorporated by reference herein to Exhibits 4.1 to the Company's Registration Statement on Form S-8 No. 333-37501).

10.3a The Selective Insurance Group, Inc. Stock Option Plan II, as amended through July 28, 1998 (incorporated by reference herein to Exhibit 10.13a to the Company's Annual Report on Form 10-K for the year ended December 31, 1993, File No. 0-8641).

10.3b The Selective Insurance Group, Inc. Stock Option Plan II, as amended through January 31, 2000 (incorporated by reference herein to Exhibit 10.13b to the Company's Annual Report on Form 10-K for the year ended December 31, 1999, File No. 0-8641).

10.4 The Selective Insurance Group, Inc. Stock Option Plan III (incorporated by reference herein to Exhibit A to the Company's Definitive Proxy Statement for its 2002 Annual Meeting of Stockholders' filed with the Securities and Exchange Commission on April 1, 2002).

10.5 Selective Insurance Group, Inc. 2005 Omnibus Stock Plan (incorporated by reference herein to Appendix A of the Company's Definitive Proxy Statement for its 2005 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 6, 2005).

10.5a Selective Insurance Group, Inc. 2005 Omnibus Stock Plan Amendment (incorporated by reference herein to Exhibit
                      10.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, File No. 0-8641).

10.6 Selective Insurance Group, Inc. 2005 Omnibus Stock Plan Stock Option Agreement (incorporated by reference herein to Exhibit 1 of the Company's Definitive Proxy Statement for its 2005 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 6,
                      2005).

10.7 Selective Insurance Group, Inc. 2005 Omnibus Stock Plan Automatic Director Stock Option Agreement (incorporated by reference herein to Exhibit 2 of the Company's Definitive Proxy Statement for its 2005 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 6, 2005).

10.8 Selective Insurance Group, Inc. 2005 Omnibus Stock Plan Restricted Stock Agreement (incorporated by reference herein to Exhibit 3 of the Company's Definitive Proxy Statement for its 2005 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 6, 2005).

10.9 Selective Insurance Group, Inc. 2005 Omnibus Stock Plan Restricted Stock Agreement (incorporated by reference herein to Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, File No. 0-8641).

10.10 Deferred Compensation Plan for Directors (incorporated by reference herein to Exhibit 10.5 to the Company's Annual Report on Form 10-K for the year ended December 31, 1993, File No. 0-8641).

10.11 The Company's 1987 Employee Stock Purchase Savings Plan (incorporated by reference herein to Exhibit 10.6 to the Company's Annual Report on Form 10-K for the year ended December 31, 1993, File No. 0-8641).

10.11a Amendment, dated May 2, 1997, to the 1987 Employee Stock Purchase Savings Plan in Exhibit 10.6 above (incorporated by reference herein to Exhibit 10.5 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, File No. 0-8641).

10.12 Selective Insurance Group, Inc. Cash Incentive Plan (incorporated by reference herein to Appendix B to the Company's Definitive Proxy Statement for its 2005 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 6, 2005).

10.13 The Selective Insurance Group, Inc. Stock Purchase Plan for Independent Insurance Agents, as amended (incorporated by reference herein to the Company's Post Effective Amendment No. 2 on Form S-3 No. 033-30833).

10.14 The Selective Insurance Group, Inc. Stock Option Plan for Directors, as amended (incorporated by reference herein to Exhibit 4.4 of the Company's Registration Statement on Form S-8 No. 333-10465).

10.15 The Selective Insurance Group, Inc. Stock Compensation Plan for Nonemployee Directors (incorporated by reference herein to Exhibit 4 to the Company's Registration Statement on Form S-8 No. 333-10465).

10.15a The Selective Insurance Group, Inc. Stock Compensation Plan for Nonemployee Directors, as amended (incorporated by reference herein to Exhibit A to the Company's Definitive Proxy Statement for its 2000 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on March 31, 2000).

10.16                 Employment, Termination and Severance Agreements.

10.16a Employment Agreement with Gregory E. Murphy, dated August 1, 1995 (incorporated by reference herein to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995, File No. 0-8641).

10.16a1 Amendment No. 1, dated May 1, 1998, to the Employment Agreement with Gregory E. Murphy (incorporated by reference herein to Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, File No. 0-8641).

10.16a2 Amendment No. 2, dated May 5, 2000, to the Employment Agreement with Gregory E. Murphy (incorporated by reference herein to Exhibit 10.16a to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, File No. 0-8641).

10.16a3 Amendment No. 3, dated August 1, 2001, to the Employment Agreement with Gregory E. Murphy (incorporated by reference herein to Exhibit 10.16a to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, File No. 0-8641).

10.16b Termination Agreement, dated August 1, 1995, between Selective Insurance Company of America and Gregory E. Murphy (incorporated by reference herein to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995, File No. 0-8641).

10.16bl Amendment No. 1, dated December 16, 1998, to the Termination Agreement between Selective Insurance Company of America and Gregory E. Murphy (incorporated by reference herein to Exhibit 10.16t to the Company's Annual Report on Form 10-K for the year ended December 31, 1998, File No. 0-8641).

10.16c Employment Agreement with Jamie Ochiltree, III, dated October 31, 1995 (incorporated by reference herein to Exhibit 10.11f to the Company's Annual Report on Form 10-K for the year ended December 31, 1995, File No. 0-8641).

10.16c1 Amendment No. 1, dated October 31, 1998, to the Employment Agreement with Jamie Ochiltree, III (incorporated by reference herein to Exhibit 10.16r to the Company's Annual Report on Form 10-K for the year ended December 31, 1998, File No. 0-8641).

10.16c2 Amendment No. 2, dated May 5, 2000, to the Employment Agreement with Jamie Ochiltree, III (incorporated by reference herein to Exhibit 10.16b to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, File No. 0-8641).

10.16c3 Amendment No. 3, dated October 31, 2001, to the Employment Agreement with Jamie Ochiltree, III (incorporated by reference herein to Exhibit 10.16c to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, File No. 0-8641).

10.16d Termination Agreement, dated August 1, 1995, between Selective Insurance Company of America and Jamie Ochiltree, III (incorporated by reference herein to Exhibit 10.11j to the Company's Annual Report on Form 10-K for the year ended December 31, 1995, File No. 0-8641).

10.16d1 Amendment No. 1, dated December 16, 1998, to the Termination Agreement between Selective Insurance Company of America and Jamie Ochiltree, III (incorporated by reference herein to Exhibit 10.16v to the Company's Annual Report on Form 10-K for the year ended December 31, 1998, File No. 0-8641).

10.16e Employment Agreement, dated May 2, 1997, between Selective Insurance Company of America and James W. Coleman, Jr. (incorporated by reference herein to Exhibit
                      10.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, File No. 0-8641).

10.16el Amendment No. 1, dated May 5, 2000, to the Employment Agreement with James W. Coleman, Jr. (incorporated by reference herein to Exhibit 10.16c to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, File No. 0-8641).

10.16e2 Amendment No. 2, dated March 1, 2003, to the Employment Agreement with James W. Coleman, Jr. (incorporated by reference herein to Exhibit 10.12e2 to the Company's Annual Report on Form 10-K for the year ended December 31, 2004, File No. 000-08641).

10.16f Termination Agreement, dated May 2, 1997, between Selective Insurance Company of America and James W. Coleman, Jr. (incorporated by reference herein to Exhibit
                      10.4 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, File No. 0-8641).

10.16f1 Amendment No. 1, dated December 16, 1998, to the Termination Agreement between Selective Insurance Company of America and James W. Coleman, Jr. (incorporated by reference herein to Exhibit 10.16w to the Company's Annual Report on Form 10-K for the year ended December 31, 1998, File No. 0-8641).

10.16g Termination Agreement, dated September 27, 1999, between Selective Insurance Company of America and Ronald J. Zaleski (incorporated by reference herein to Exhibit 10.16z to the Company's Annual Report on Form 10-K for the year ended December 31, 1999, File No. 0-8641).

10.16h Employment Agreement with Dale A. Thatcher, dated May 5, 2000 (incorporated by reference herein to Exhibit 10.16f to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, File No. 0-8641).

10.16hl Amendment No. 1, dated March 1, 2003, to the Employment Agreement with Dale A. Thatcher (incorporated by reference herein to Exhibit 10.12i1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2004, File No. 000-08641).

10.16i Termination Agreement with Dale A. Thatcher, dated May 5, 2000 (incorporated by reference herein to Exhibit 10.16g to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, File No. 0-8641).

10.16j Employment Agreement with Richard F. Connell, dated August 8, 2000 (incorporated by reference herein to Exhibit 10.16a to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, File No. 0-8641).

10.16jl Amendment No. 1, dated March 1, 2003, to the Employment Agreement with Richard F. Connell (incorporated by reference herein to Exhibit 10.12k1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2004, File No. 000-08641).

10.16k Termination Agreement with Richard F. Connell, dated August 8, 2000 (incorporated by reference herein to Exhibit 10.16b to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, File No. 0-8641).

10.16l Termination agreement with Michael H. Lanza, dated July 27, 2004 (incorporated by reference herein to Exhibit 10.16a to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, File No. 0-8641).

10.17 Form of Note Purchase Agreement dated as of August 1, 1994 with respect to Selective Insurance Group, Inc. 8.77% Senior Notes due August 1, 2005 (incorporated by reference herein to Exhibit 99.2 to the Company's Post-Effective Amendment No. 1 to the Registration Statement on Form S-3, No. 33-30833).

10.18 Promissory Note of $25,000,000 Revolving Line of Credit with State Street Bank and Trust Company (incorporated by reference herein to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, File No. 0-8641).

10.18a Amendment, dated June 30, 1998, to the Promissory Note of $25,000,000 Revolving Line of Credit with State Street Bank and Trust Company in Exhibit 10.16 above (incorporated by reference herein to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, File No. 0-8641).

10.18a1               Amendment, dated November 6, 1998, to the Promissory
                      Note of $25,000,000 Revolving Line of Credit with State Street Bank and Trust Company in Exhibit 10.16 above (incorporated by reference herein to Exhibit 10.24 to the Company's Annual Report on Form 10-K for the year ended December 31, 1998, File No. 0-8641).

10.18a2 Amendment, dated June 30, 2000, to the Promissory Note of $25,000,000 Revolving Line of Credit with State Street Bank and Trust Company in Exhibit 10.16 above (incorporated by reference herein to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, File No. 0-8641).

10.18a3 Amendment, dated June 29, 2001, to the Promissory Note of $25,000,000 Revolving Line of Credit with State Street Bank and Trust Company in Exhibit 10.16 above (incorporated by reference herein to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, File No. 0-8641).

10.18a4 Amendment, dated June 30, 2003, to the Promissory Note of $20,000,000 Line of Credit with State Street Bank and Trust Company with respect to Selective Insurance Company of America and Selective Insurance Group, Inc. (incorporated by reference herein to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, File No. 0-8641).

10.18a5 Amendment, dated June 28, 2004, to the Promissory Note of $20,000,000 Line of Credit with State Street Bank and Trust Company with respect to Selective Insurance Company of America and Selective Insurance Group, Inc. (incorporated by reference herein to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, File No. 0-8641).

10.18a6 Amendment, dated June 27, 2005, to the Promissory Note of $20,000,000 Line of Credit with State Street Bank and Trust Company with respect to Selective Insurance Company of America and Selective Insurance Group, Inc. (incorporated by reference herein to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, File No. 0-8641).

10.19 Commercial Loan Note of $25,000,000 Line of Credit with First Union National Bank as of October 22, 1999 (incorporated by reference herein to Exhibit 10.28 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, File No. 0-8641).

10.19a Fifth amendment, dated June 28, 2002, effective through June 27, 2003, to the $25,000,000 Line of Credit Agreement dated October 22, 1999, between Wachovia Bank, National Association (formerly known as First Union National Bank) and Selective Insurance Group, Inc. and Selective Insurance Company of America (incorporated by reference herein to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, File No. 0-8641).

10.19al Seventh amendment, dated June 27, 2003, effective through June 26, 2004, to the $25,000,000 Line of Credit Agreement dated October 22, 1999, between Wachovia Bank, National Association and Selective Insurance Group, Inc. and Selective Insurance Company of America (incorporated by reference herein to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, File No. 0-8641).

10.19a2 Eighth amendment, dated June 25, 2004, effective through June 24, 2005, to the $25,000,000 Line of Credit Agreement dated October 22, 1999, between Wachovia Bank, National Association and Selective Insurance Group, Inc. and Selective Insurance Company of America (incorporated by reference herein to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, File No. 0-8641).

10.19a3 Ninth amendment, dated June 24, 2005, effective through June 23, 2006, to the $25,000,000 Line of Credit Agreement dated October 22, 1999, between Wachovia Bank, National Association and Selective Insurance Group, Inc. and Selective Insurance Company of America (incorporated by reference herein to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, File No. 0-8641).

*12.1 Statement re: computation of ratio of earnings to fixed charges.

21                    Subsidiaries of Selective Insurance Group, Inc.
                      (incorporated by reference herein to Exhibit 21 to the Company's Annual Report on Form 10-K for the year ended December 31, 2004, File No. 000-08641).

*23.1                 Consent of KPMG LLP.

*23.2                 Consent of Skadden, Arps, Slate, Meagher & Flom LLP
                      (included in Exhibit 5).

*24.1                 Power of Attorney of Paul D. Bauer.

*24.2                 Power of Attorney of A. David Brown.

*24.3                 Power of Attorney of C. Edward Herder.

*24.4                 Power of Attorney of William M. Kearns, Jr.

*24.5                 Power of Attorney of Joan M. Lamm-Tennant.

*24.6                 Power of Attorney of S. Griffin McClellan III.

*24.7                 Power of Attorney of Ronald L. O'Kelley.

*24.8                 Power of Attorney of John F. Rockart.

*24.9                 Power of Attorney of William M. Rue.

*24.10                Power of Attorney of J. Brian Thebault.

*25 Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of Wachovia Bank.

*99.1                 Form of Letter of Transmittal.

*99.2                 Form of Notice of Guaranteed Delivery.

*99.3                 Form of Letter to Clients.

*99.4 Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.


*  Filed herewith.